      As filed with the Securities and Exchange Commission on May 11, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                               ----------------
                              TIBCO SOFTWARE INC.
             (Exact name of Registrant as specified in its charter)

           Delaware              7372                   77-0449727
 (State or other
 jurisdiction of     (Primary Standard Industrial   (I. R. S. Employer
 incorporation or
  organization)      Classification Code Number)  Identification Number)

                               ----------------
                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304
                                 (650) 846-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ----------------
                                 VIVEK RANADIVE
                     President and Chief Executive Officer
                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304
                                 (650) 846-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:

     LARRY W. SONSINI, Esq.        ALISON S. RESSLER, Esq.    WILLIAM H. HINMAN, Jr., Esq.
       BRIAN C. ERB, Esq.            Sullivan & Cromwell           Shearman & Sterling
Wilson Sonsini Goodrich & Rosati    1888 Century Park East         1550 El Camino Real
    Professional Corporation        Los Angeles, CA 90067         Menlo Park, CA 94025
       650 Page Mill Road               (310) 712-6600               (650) 330-2200
      Palo Alto, CA 94304
         (650) 493-9300

                               ----------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         Title of Each Class of               Proposed Maximum
                                          Aggregate Offering Price Amount of Registration
      Securities to be Registered                   (2)                     Fee
-----------------------------------------------------------------------------------------
Common Stock, $0.001 par value(1).....          $60,000,000               $16,680
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The shares of common stock are not being registered for the purpose of sales outside the United States.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any jurisdiction where the offer or sale +
+is not permitted.                                                             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion. Dated May 11, 1999.

                                       Shares

[LOGO]
                              TIBCO Software Inc.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of TIBCO
Software. All of the      shares of common stock are being sold by TIBCO
Software.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $ and $ . Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "TIBX".

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                Per Share Total
                                                                --------- -----
   Initial public offering price...............................   $       $
   Underwriting discount.......................................   $       $
   Proceeds, before expenses, to TIBCO Software................   $       $

  The underwriters may, under certain circumstances, purchase up to an
additional    shares from us at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on      , 1999.

Goldman, Sachs & Co.

                            Bear, Stearns & Co. Inc.

                                                                  BT Alex. Brown

                                  -----------

                         Prospectus dated      , 1999.

            The TIB(R)/ActiveEnterprise Solution(TM)

                             [TIB/AE MODEL GRAPHIC]

    [Set forth on this page is a visual representation of the functionality of the registrant's TIB/ActiveEnterprise software suite of information integration products and the words:

The TIB/ActiveEnterprise is a suite of products that provides a software platform for the real-time integration of business processes and distribution of information within and beyond the enterprise. These products enable businesses to link internal operations, business partners and customer channels in real-time. Each TIB/ActiveEnterprise product fulfills an important need in an enterprise's technology infrastructure as follows:

 . Connectivity - integrates various legacy and third party applications
   (Standard TIB/Adapters, TIB/Adapter SDK).

 . Messaging - enables the movement of information between applications
   (TIB/Rendezvous, TIB/Enterprise Transaction Express, TIB/ObjectBus).

 . Information Transformation and Flow Management - manages the conversion and translation of data and controls the flow of information and the interaction of business processes throughout the enterprise
   (TIB/MessageBroker,TIB/IntegrationManager).

 . Monitoring and Management - administers the applications environment and ensures reliable operations (TIB/Hawk).

 . Content Display - provides the display console through which users are notified of business event information
   (TIB/ContentBroker,TIB/EventConsole).]

                        Becoming a Real-Time Enterprise

                                   [GRAPHIC]

            TIB(R)/ActiveEnterprise(TM) Product Suite

    [Set forth on this page is a visual representation of the registrant's TIB/ActiveEnterprise software suite of information integration solutions and the words:

    .Allows multiple distinct applications, web sites, databases and other content sources to be integrated and managed in real-time.

    .Facilitates the distribution of information and integration of business processes by connecting each application through patented technology called The Information Bus or the TIB.

    .Enables enterprises to extend their information infrastructures across the Internet.]

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus. Except as set forth in the financial statements or as otherwise specified, all information in this prospectus: (1) does not
take into account the possible issuance of up to     additional shares of
common stock to the underwriters upon their exercise of a right to purchase such shares; and (2) reflects the conversion of all of our outstanding preferred stock into common stock upon the closing of this offering.

                                  Our Business

  We are a leading provider of software solutions that enable businesses to integrate internal operations, business partners and customer channels in real-time. Through our products and services, we enable computer applications and platforms to communicate efficiently across local or wide area networks, including the Internet.

  Our TIB/ActiveEnterprise product suite facilitates the distribution of information and integration of business processes by connecting applications to a network through patented technology called The Information Bus or the TIB. This technology uses a publish/subscribe model to deliver information to those who need it automatically as it becomes available. The TIB technology allows multiple distinct applications, web sites, databases and other content sources to be integrated and managed in real-time within a common framework. TIB/ActiveEnterprise also enables enterprises to extend their information infrastructures across the Internet. Our product suite is employed in high-performance environments and provides enterprises with a comprehensive and scalable method of distributing relevant, timely information across and beyond the enterprise.

  Our products are currently in use by over 300 companies in diverse markets such as telecommunications, high-tech manufacturing, energy, financial services and e-business. Users of our products include Cisco, 3Com, Fidelity Investments, The Nasdaq Stock Market, Cedel Global Services, Yahoo!, Netscape, Intel, NEC, Motorola, Telia, Philips Medical, PageNet, Chevron and Mobil.

                             Our Market Opportunity

  As markets become increasingly global and enterprises become increasingly decentralized, the business environment demands a more tightly integrated network of supplier, customer and partner relationships. Real-time exchange of information across the enterprise can enhance management and employee productivity, create manufacturing efficiencies and improve customer service. For example, real-time information exchange with suppliers and customers expedites order fulfillment, permits just-in-time inventory management, enhances sales opportunities through direct customer interaction and facilitates the implementation of e-business solutions.

  Creating a real-time enterprise through technology is complex. The range of computing environments and software applications utilized across the typical business organization is vast and growing. Organizations are incorporating powerful new enterprise software while seeking to take advantage of their prior technology investments. All of an enterprise's systems and applications must be tightly integrated in order to manage, grow and extend the enterprise. We believe that many traditional application integration solutions have failed to address all of the enterprise's information integration needs because they are not comprehensive, provide information only upon a user's request, lack flexibility and/or use costly network resources inefficiently.

                                  Our Strategy

  Our objective is to establish the TIB/ActiveEnterprise product suite as the leading software solution for linking enterprises' internal operations, business partners and customer channels. The core elements of our strategy include:

  . Promote the widespread adoption of our technology. We seek to establish the TIB technology and the TIB/ActiveEnterprise product suite as the industry standard by building strategic relationships with key hardware and software vendors to embed and extend our technology into their networking and applications software. We also plan to continue extending the functionality and enhancing the capabilities of our TIB/ActiveEnterprise suite and to increase the number of standard adapters that connect leading enterprise applications to our technology.

  . Enhance our position as a provider of Internet infrastructure.
    TIB/ActiveEnterprise provides us with a platform to expand our e-business offerings. We have recently introduced TIBCO.net, an infrastructure solution for Internet portals based on our TIB/ActiveEnterprise product suite.

  . Pursue a license-driven business strategy. We plan to expand relationships with systems integrators and professional services firms such as Deloitte Consulting and EDS to focus on licensing products rather than providing integration and support services. We also plan to leverage these relationships to augment our professional services staff and enhance market awareness of our products.

  . Leverage our vertical market expertise. We plan to expand our presence in vertical markets such as telecommunications, high-tech manufacturing and energy in which we have created industry-specific templates that allow us to leverage our substantial experience in these markets. In addition, we intend to transfer the knowledge gained in our existing vertical markets to expand our presence in new vertical markets.

  . Capitalize on the presence of Reuters in the financial services industry.
    We sell our products to companies in the financial services industry primarily through Reuters. We believe that the presence and expertise of Reuters in the financial services industry will provide us with sales and marketing advantages in that market.

  . Expand our international market presence. In fiscal 1998, revenue from sales of our products and services outside the United States accounted for 38% of our total revenue. We intend to continue expanding our direct and indirect sales channels internationally.

                               Company Background

  We are the successor to a portion of the business of Teknekron Software Systems, Inc., a leading innovator in the development of software infrastructure for the integration and delivery of market data (stock quotes, news and other financial information) in trading rooms of large banks and financial services institutions. Teknekron was acquired by Reuters, the global news and information group, in March 1994. In January 1997, we were established as a separate entity to focus on creating and marketing software solutions for use in the integration of business information, processes and applications in diverse industries outside the financial services market.

  Following this offering, Reuters will continue to hold a majority equity interest in our company, but has agreed to limit its voting rights. Nevertheless, Reuters will continue to have significant influence over our company. See "Relationship with Reuters and Certain Transactions--Stockholders Agreement". We license the technology underlying some of our TIB/ActiveEnterprise products from Reuters, and Reuters is our exclusive distributor in the financial services market, subject to limited exceptions. When we refer to Reuters in this prospectus, we include Reuters Group PLC and its consolidated subsidiaries, including TIBCO Finance Technology, Inc. ("TFT"), but excluding our company, TIBCO Software Inc.

                                  The Offering

 Common stock offered.......................              shares
 Common stock to be outstanding after this
  offering..................................              shares
 Use of proceeds............................ For general corporate purposes, including working capital and
                                             capital expenditures, and for
                                             potential investments in and
                                             acquisitions of complementary
                                             technologies. See "Use of
                                             Proceeds".
 Proposed Nasdaq National Market Symbol..... TIBX

                         Summary Financial Information
                     (in thousands, except per share data)

                                                                 Three Months
                                         Eleven                      Ended
                          Year Ended  Months Ended  Year Ended   February 28,
                         December 31, November 30, November 30, ----------------
                           1996(1)        1997         1998      1998     1999
                         ------------ ------------ ------------ -------  -------
                                                                  (unaudited)
Statement of Operations
 Data:
Revenue:
 License................   $ 6,066      $ 6,219      $ 17,495   $ 4,977  $ 9,719
 Service and
  maintenance...........    24,249       29,055        35,262     6,995    8,303
                           -------      -------      --------   -------  -------
  Total revenue.........    30,315       35,274        52,757    11,972   18,022
Gross profit............    10,771       19,682        25,343     5,316   10,326
Loss from operations....    (3,089)      (5,203)      (14,043)   (2,416)  (3,488)
Net loss................    (4,640)      (4,663)      (12,951)   (2,135)  (3,762)
Net loss per share:
  Basic and diluted.....                $ (0.12)     $  (0.32)  $ (0.05) $ (0.09)
                                        =======      ========   =======  =======
  Weighted average
   shares(2)............                 38,405        40,023    38,945   41,607
                                        =======      ========   =======  =======
Pro forma net loss per
 share:
  Basic and diluted
   (unaudited)..........                             $  (0.14)           $ (0.04)
                                                     ========            =======
  Weighted average
   shares
   (unaudited)(2).......                               94,005             96,060
                                                     ========            =======


                                         November 30,     February 28, 1999
                                        --------------- ----------------------
                                         1997    1998   Actual  As Adjusted(3)
                                        ------- ------- ------- --------------
                                                             (unaudited)
Balance Sheet Data:
Cash, cash equivalents and deposits
 held by Reuters....................... $18,318 $15,970 $17,007     $
Working capital........................  15,168  18,301  16,708
Total assets...........................  31,046  36,289  36,156
Stockholders' equity...................  17,167  21,704  19,935

--------
(1) Prior to 1997, we were part of a subsidiary of Reuters that included the operations of TFT. Our statement of operations data for fiscal 1996 was prepared on a carved-out basis from the financial statements of that subsidiary.

(2) See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

(3) As adjusted to give effect to the sale of shares we are offering and the application of the net proceeds we will receive from such sale.

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

  If any of the events described below actually occur, our business, financial condition or results of operations could be harmed. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

  This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Because we have a limited operating history as an independent entity, it may be difficult for prospective investors to evaluate our business and prospects

  Prior to January 1997, our business was conducted by a subsidiary of Reuters that focused on providing market data, custom messaging and integration solutions to companies in the financial services, high-tech manufacturing and energy markets. We were formed as an entity separate from that subsidiary in January 1997, and we have only a limited operating history for you to consider in evaluating our business and prospects. At that time, we implemented an expanded business strategy focused on deriving license revenue from direct licensing of our TIB/ActiveEnterprise product suite to a diverse group of customers outside the financial services market. We began shipments of TIB/ActiveEnterprise products in the second half of fiscal 1998. Accordingly, when making an investment decision, you should consider the risks, expenses and difficulties that we may encounter as a newly-independent company implementing a new business strategy. These risks include:

  . our need to manage our rapidly developing and changing operations;

  . our need to expand our software product offerings and to respond to changing technologies and customer and end-user preferences;

  . our need to expand our sales and marketing capabilities;

  . our need to build our infrastructure to support our growth;

  . our substantial dependence on our founders and other key personnel; and

  . increasing competition in the markets for various components of our software and services.

  We cannot be certain that our business strategy will be successful or that we will successfully address the risks set forth above.

We have a history of losses, and we expect future losses

  We incurred net losses of approximately $4.7 million, $13.0 million and $3.8 million in fiscal 1997 and 1998 and in the first quarter of fiscal 1999. As of February 28, 1999, we had an accumulated deficit of approximately $21.4 million.

  Since the beginning of fiscal 1998, we have invested significantly in our technology research and development and in building our sales and marketing organization. We expect to continue to spend substantial financial and other resources on developing and introducing enhancements to our existing products and new software products and on expanding our direct sales and marketing activities. As a result, we need to generate significant revenue to achieve and maintain profitability. We expect that our research and development expenses and our sales and marketing expenses will continue to increase in absolute dollars and may increase as percentages of revenue for the forseeable future. Although our revenue has increased in recent quarters, we may not be able to sustain our growth or obtain sufficient revenue to achieve or sustain profitability.

Our future revenue is unpredictable, and we expect our quarterly operating results to fluctuate

  As a result of our limited operating history, our new business strategy and the evolving nature of the markets in which we compete, we may have difficulty accurately forecasting our revenue in any given period. A number of factors may cause our revenue to fall short of our expectations or cause fluctuations in our operating results, including:

  . the size and timing of significant orders and the length of our sales cycles;

  . technical difficulties, or bugs, in our software that could delay product shipments or require us to incur additional costs to fix;

  . the growth rates of enterprise infrastructure software markets, including the market for application integration software;

  . our ability to continue to attract and retain customers in international markets, including Europe and Asia;

  . the success of Reuters in marketing and selling our products in the financial services market;

  . the announcement or introduction of new or enhanced products or services by our competitors;

  . the amount and timing of operating costs and capital expenditures relating to the expansion of our operations; and

  . the capital and expense budgeting decisions of our customers.

  In addition, our quarterly operating results have historically been subject to variations throughout the year due to a general slow-down in our sales in the summer months, particularly in Europe and, to a lesser extent, in the United States. Specifically, we generally experience relatively lower revenue in our third and, to a lesser extent, our first fiscal quarters. These seasonal variations in our operating results may lead to fluctuations in our results of operations from quarter to quarter throughout the year.

  As a result of all of the foregoing, period-to-period comparisons of our operating results may not be a good indication of our future performance. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that event, our stock price would likely decline.

Variations in the time it takes us to sell our products may cause fluctuations in our operating results

  Our customers generally take a long time to evaluate our products, and many individuals may be involved in the evaluation process. Because of the number of factors influencing the sales process, the period between our initial contact with a new customer and the time when we recognize revenue from that customer varies widely in length. Our sales cycles typically range from three to six months. For larger opportunities with new customers, however, these cycles can be much longer. Variations in the length of our sales cycles could cause our revenue to fluctuate widely from period to period. Because our operating expenses are relatively fixed over the short term, these fluctuations could cause our operating results to suffer in some future periods.

Our dependence on a limited number of customers for a substantial amount of our sales could lead to fluctuations in our operating results

  Our business depends on sales of our products to a limited number of customers. We do not have long-term contracts with any of our customers. There can be no assurance that any of our customers will continue to purchase our products in the future. As a result, a customer that generates substantial revenue for us in one period may not be a source of revenue in subsequent periods.

Our licensing and distribution relationship with Reuters places limitations on our ability to conduct our business

  After this offering, we will continue to be substantially dependent on our licensing and distribution relationship with Reuters and its wholly-owned subsidiary, TFT. Our relationship with Reuters and TFT involves certain limitations and restrictions on our business, as well as other risks, described below. See "Relationship with Reuters and Certain Transactions--Intercompany Agreements--License, Maintenance and Distribution Agreement with Reuters".

  A portion of the intellectual property used in our products is owned by Reuters. We license from Reuters the underlying TIB messaging technology incorporated into some of our TIB/ActiveEnterprise products, including TIB/Rendezvous and TIB/ETX. We do not own this technology. Our license to the TIB technology is non-exclusive and Reuters is not restricted from producing products that compete with our products. In addition, under the terms of our license agreement with Reuters, we license to Reuters, on a royalty-free perpetual basis, all intellectual property and products created by us through December 2011, which will place Reuters in a position to more easily develop products that compete with our product offerings. Reuters is entitled under this royalty-free license to embed our technology into its product offerings, but Reuters must pay us product fees if it resells any of our products on a stand-alone basis. Due to the fact that some of our products include the TIB messaging technology we license from Reuters, we would be prohibited from selling all rights to those products to a third party without the consent of Reuters.

  We are restricted from selling our products directly into the financial services market, and we depend on our relationship with Reuters for sales into that market. Our license agreement and the terms of our distribution relationship with Reuters restrict our ability to sell our products and to provide consulting services directly to companies in the financial services market, including entities engaged in commercial banking, investment banking, insurance and other financial services. In addition, we are restricted by the terms of the license agreement from using the TIB technology we license from Reuters to develop products which contain functionality or features specifically designed for use by financial services companies. Accordingly, we rely on Reuters and other third-party resellers and distributors with respect to sales of our products in the financial services market. This dependence may negatively impact our penetration of the financial services market and our revenue. Subject to limited exceptions, Reuters is the exclusive distributor of our products in the financial services market, but Reuters has no contractual obligation to distribute our products to financial services customers. The license agreement permits us to sell our product into the financial services market through other third-party distributors, in which case Reuters receives a share of our license revenue. In fiscal 1997 and 1998, substantially all of our revenue from sales in the financial services market, excluding sales to Cedel Global Services, consisted of product fees paid to us by Reuters.

  Under the license agreement, Reuters is required to pay us product fees based on a percentage of its revenue derived from sales of our products in the financial services market. These product fees may be materially less than the product fees we could obtain from other distributors or resellers in the financial services market. Reuters has guaranteed minimum product fee payments to us until the end of 2001, but has no contractual commitment to distribute our products to financial services customers. We currently expect product fees from Reuters to have a significant effect on our operating results at least through the end of 2001. There are risks that Reuters will not be successful in selling our products into the financial services market, that Reuters will elect to sell competitive third-party products into that market, or that Reuters will independently develop competing products, any of which may adversely affect our revenue in that market.

  Our license agreement with Reuters imposes practical restrictions on our ability to acquire other companies. The license agreement places no specific restrictions on our ability to acquire companies with all or part of their business in the financial services market. However, under the terms of the license agreement, we would be prohibited from selling directly into the financial services market an acquired company's products and services that are combined or packaged with any of our own products that incorporate or are based on the technology we license from Reuters.

We are dependent on our key management personnel and our ability to attract and retain other highly skilled employees

  The success of our business is heavily dependent on the leadership of our key management personnel, including Vivek Ranadive, our President and Chief Executive Officer. All our executive officers and key personnel are employees at-will. If any of these persons were to leave our company it would be difficult to replace them, and our business would be harmed.

  Our success also depends on our ability to recruit, retain and motivate highly skilled sales, marketing and engineering personnel. Competition for these persons in the software industry is intense, and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer.

We must expand our sales force and our network of distribution partners in order to successfully sell our products

  In connection with our establishment as a separate entity in January 1997, we implemented a direct sales model under which we sell our products outside the financial services market principally through our direct sales force and, to a lesser extent, through indirect sales channels such as systems integrators, resellers and distributors. We have only recently begun to hire and train direct sales personnel. We are currently investing, and plan to continue investing, significant resources to expand our direct sales force and to develop relationships with systems integrators, resellers and distributors. We may not be successful in expanding our direct sales force or other distribution channels, and even if we are, such expansion might not result in an increase in our revenues. If we fail to maintain our existing relationships with indirect sales channel partners or fail to establish new ones, or if our revenue does not increase correspondingly with the expenses we incur in pursuing such relationships, our business may suffer.

The market for enterprise infrastructure software may not grow as quickly as we anticipate

  The market for enterprise infrastructure software is relatively new and evolving. We earn a substantial portion of our revenue from sales of our enterprise infrastructure software, including application integration software, and related services. We expect to earn substantially all of our revenue in the foreseeable future from sales of these products and services. Our future financial performance will depend on continued growth in the number of organizations demanding software and services for application integration, e-business and information delivery, and seeking outside vendors to develop, manage and maintain this software for their critical applications. Many of our potential customers have made significant investments in internally developed systems and would incur significant costs in switching to third-party products, which may substantially inhibit the growth of the market for enterprise infrastructure software. If this market fails to grow, or grows more slowly than we expect, our business will suffer.

Our software products may have unknown defects which could harm our reputation or decrease market acceptance of our products

  Our product offerings consist of complex software, both internally developed and licensed from third parties. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Although we have not experienced any material software defects to date, such defects could cause our customers to experience severe system failures. Because our customers depend on our software for their critical systems and business functions, any such interruptions could damage our reputation, cause our customers to initiate product liability suits against us, increase our product development costs, divert our product development resources, cause us to lose revenue or delay market acceptance of our products, any of which could cause our business to suffer.

The rapid growth of our operations could strain our resources

  Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We are increasing the scope of our operations and the size of our direct sales force domestically and internationally, and we have recently increased our headcount substantially. During fiscal 1998, our total number of employees increased from 145 to 279. Moreover, our revenue increased from $35.3 million in fiscal 1997 to $52.8 million in fiscal 1998. This growth has placed and will continue to place a significant strain on our management systems, infrastructure and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. We will also need to expand, train and manage our workforce worldwide. Furthermore, we expect that we will be required to manage an increasing number of relationships with various customers and other third parties. Failure to expand any of the foregoing areas efficiently and effectively could cause our business to suffer.

  We have operated as a stand-alone company only since January 1997, and Reuters has provided us with shared functions and services such as accounting, legal and insurance. Although we will continue to be majority-owned by Reuters immediately following this offering, Reuters has no obligation to assist us except as described in "Relationship with Reuters and Certain Transactions-- Intercompany Agreements--Intercompany Services". If we fail to implement the financial, operational, administrative and other systems and infrastructure necessary to support our business as a stand-alone company, our business, results of operations and financial condition could be adversely affected.

Our substantial and expanding international operations are subject to uncertainties which could affect our operating results

  Revenue from the sale of our products and services outside the United States accounted for $6.3 million and $20.1 million, or 18% and 38%, of our total revenue for fiscal 1997 and 1998. We believe that revenue from sales outside the United States will continue to account for a material portion of our total revenue for the foreseeable future. If our revenue from international operations does not exceed the expense of maintaining these operations, our business, financial condition and operating results will suffer. Because we derive a substantial portion of our revenue from sales outside the United States, we are exposed to several risks inherent in conducting business internationally, such as:

  . fluctuations in currency exchange rates;

  . unexpected changes in regulatory requirements, including imposition of currency exchange controls, applicable to our business or to the Internet;

  . difficulties and costs of staffing and managing international operations;

  . political and economic instability; and

  . reduced protection for intellectual property rights in certain countries.

  Any of these factors could adversely affect our international operations and, consequently, our operating results.

We must keep pace with rapidly changing technologies and customer demands in order to remain competitive

  The markets in which we compete are characterized by rapid technological changes, frequent new product introductions and enhancements and changing customer demands and industry standards. The introduction of products incorporating new technologies and the emergence of shifting customer requirements and changing industry standards could render our existing products obsolete. The technological life cycles of our products are difficult to estimate and may vary across customer market segments. If we fail to develop and introduce new products or enhancements of existing products in a timely manner in response to technological and customer demands, our business will suffer.

Our products may infringe the intellectual property rights of others

  We cannot be certain that our products do not infringe issued patents or other intellectual property rights of others. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications of which we are not aware may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming, and could divert our management's attention away from running our business. If we were to discover that our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial reengineering. We might not be able to obtain the necessary licenses on acceptable terms or at all, and if we could not obtain such licenses, we might not be able to reengineer our products successfully or in a timely fashion. If we fail to address any infringement issues successfully, our business may suffer.

Problems related to the "Year 2000 Issue" could adversely affect our business

  We are exposed to various risks arising out of the change of millennium which could adversely affect our business and operating results. Risks are posed if, despite our investigation and remediation efforts, one or more of the following occurs:

  . our own software products contain undetected errors or defects associated with the Year 2000 problem;

  . third party hardware and software used with our software experiences problems which are wrongly attributed to us;

  . our suppliers, internal information technology systems or non-information technology systems, including telecommunications systems and utilities, experience problems; and

  . our customers, business partners or distributors experience Year 2000 problems.

  The occurrence of any of the foregoing could result in delays or losses of revenue, diversions of our development resources, damage to our reputation, increased service and warranty costs and litigation costs. In addition, regardless of whether we experience Year 2000 problems, enterprises may reduce their spending on software and systems during the latter part of 1999 and into 2000 in connection with the potential effects of the Year 2000 or to concentrate their resources on remediation.

Our business depends on continued growth in use of the Internet for communications and commerce

  Our strategy includes expanding our business in the Internet infrastructure and e-business markets, as well as incorporating the Internet as part of the solutions we offer to our customers in other markets. Accordingly, our future success depends in part on the continued growth in the use of the Internet for communications and commerce. The infrastructure, products or services necessary to maintain this growth may not be developed. If use of the Internet for communications and commerce does not grow as quickly as we expect, our Internet product and service offerings would be adversely affected.

After this offering Reuters will have significant influence over matters affecting us

  After this offering, Reuters will own    % of our common stock, and the
investors in this offering will own only     % of our common stock. Reuters has
agreed that following this
offering it will limit its right to vote its shares of our stock so that the votes cast by Reuters will not represent more than 49% of the total votes eligible to be cast. As a result, Reuters will be in a position to significantly influence the outcome of corporate actions that could conflict with the interests of our public stockholders, such as:

  . amending our corporate documents;

  . determining the amount and timing of dividends paid to itself and to other holders of common stock;

  . changing the size and composition of our board of directors and committees of our board of directors; and

  . otherwise controlling management and operations and the outcome of most matters submitted for a stockholder vote.

  In addition, pursuant to a stockholders agreement, Reuters will have the right to nominate three of the nine representatives on our board of directors and one member of the audit and compensation committees of our board of directors, and stockholders that will hold a majority of our stock following this offering have agreed to vote for the Reuters nominees. Reuters also has the right under the stockholders agreement to approve fundamental decisions relating to sales of our company and stock issuances and acquisitions in excess of specified thresholds.

Our stock price may be volatile, which could cause investors to lose all or part of their investments in our stock

  The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility which has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline regardless of our actual operating performance and investors could lose all or part of their investments.

Future dispositions of our common stock by Reuters could adversely affect the market price of our common stock

  Following this offering, Reuters will own approximately       % of our
outstanding common stock (     % if the underwriters' overallotment option is
exercised in full). Reuters is not obligated to retain these shares, except that subject to limited exceptions, it has agreed not to sell or otherwise dispose of any shares of common stock for 180 days after the completion of this offering without the consent of our underwriters. Although Reuters has informed us that it has no present plans to sell any of its shares other than limited amounts pursuant to arrangements with TFT employees and consultants, after the expiration of this 180-day period, Reuters could dispose of its shares of our common stock through a public offering, spin-off or other transaction. Reuters has the right, under certain circumstances, to require us to register its shares of common stock for immediate public resale. Any sale or distribution by Reuters of a substantial amount of common stock in the public market or to its stockholders, or the perception that such a sale or distribution could occur, could have an adverse effect on the market price of our common stock.

                               COMPANY BACKGROUND

  TIBCO Software is the successor to a portion of the business of Teknekron Software Systems, Inc., which was founded in 1985 by Vivek Ranadive, our President and Chief Executive Officer. In the late 1980s, Teknekron was a leading innovator in the development of software infrastructure for the integration and delivery of market data (stock quotes, news and other financial information) in trading rooms of large banks and financial services institutions. In 1992, Teknekron expanded its product and service offerings to include solutions for companies outside the financial services sector.

  Teknekron was acquired by Reuters, the global news and information group, in March 1994. In 1996, Teknekron changed its name to TIBCO Inc. In January 1997, TIBCO Software was established as a separate entity from TIBCO Inc. to create and market software solutions for use in the integration of business information, processes and applications in diverse industries outside the financial services market.

  TIBCO Inc. changed its name to TIBCO Finance Technology, Inc. in 1997. TFT remains a wholly-owned subsidiary of Reuters and focuses its business on providing TIB technology-based financial software and custom solutions to the financial services and insurance industries. Through a license and distribution agreement with us, Reuters is the exclusive distributor of our products in the financial services market, subject to limited exceptions.

  Following this offering, Reuters will own approximately     % of our
outstanding shares of common stock, but has agreed to limit its right to vote these shares so that the votes cast by Reuters will not represent more than 49% of the votes eligible to be cast. In addition, Reuters will have the right to nominate three of the nine representatives on our board of directors, and stockholders that will hold of a majority of our common stock following this offering have agreed to vote for the Reuters nominees. Reuters also has the separate right to approve fundamental decisions relating to major stock issuances, mergers and acquisitions. Prior to this offering, we will also enter into agreements with Reuters providing for various interim and ongoing services and relationships between the two companies, including an inter-company license agreement. See "Relationship with Reuters and Certain Transactions".

  "TIBCO", "The Information Bus", "TIB" and the names of our products are our trademarks or tradenames.

  Our principal executive office is located at 3165 Porter Drive, Palo Alto, California 94304, and our telephone number at that address is (650) 846-5000. We maintain a web site at www.tibco.com. Information contained on our site is not part of this prospectus.

                              CERTAIN INFORMATION

  This prospectus includes statistical data regarding the traditional application and data integration software industry which was obtained from industry publications, including reports generated by the Yankee Group. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that these industry publications are reliable, we have not independently verified such data.

                                USE OF PROCEEDS

  The net proceeds to be received by us from the sale of common stock in this
offering, after deducting estimated expenses of $     million and underwriting
discounts and commissions, all of which are payable by us, are estimated to be
approximately $        million (approximately $      million if the
underwriters exercise their over-allotment option in full), assuming an initial
public offering price of $      per share. The principal purposes of this
offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to public securities markets.

  We currently expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary services, products or technologies. We have no agreements or commitments with respect to any such transactions. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing obligations.



                                DIVIDEND POLICY

  We have never paid dividends on our common stock or other securities. We anticipate that we will retain any future earnings for use in the expansion and operation of our business and we do not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of February 28, 1999 on
(i) an actual basis and (ii) a pro forma as adjusted basis to reflect the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering and the sale by us of the shares of common stock offered hereby, assuming an initial public
offering price of $       per share and the receipt of the estimated net
proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses.

                                                            February 28, 1999
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                           --------  -----------
                                                              (in thousands,
                                                            except share data)
Stockholders' equity:
Convertible Preferred Stock, $0.001 par value per share;
 actual--150,000,000 shares authorized, 54,453,000 issued
 and
 outstanding; pro forma as adjusted--25,000,000 shares
 authorized, no shares issued or outstanding.............  $     54   $    --
Common Stock, $0.001 par value per share; actual--
 200,000,000 shares authorized, 45,937,000 shares issued
 and
 outstanding; pro forma as adjusted--600,000,000 shares
 authorized,    shares issued and outstanding............        46
Additional paid-in capital...............................    47,620
Unearned compensation....................................    (6,409)    (6,409)
Accumulated deficit......................................   (21,376)   (21,376)
                                                           --------   --------
Total capitalization.....................................  $ 19,935   $
                                                           ========   ========

  The table above excludes 21.1 million shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.06 per share, and 2.1 million shares reserved for future grants under our 1996 Stock Option Plan and our 1998 Director Option Plan. See "Management--Stock Plans", "Description of Capital Stock" and Note 8 of Notes to Financial Statements.

                                    DILUTION

  Our pro forma net tangible book value as of February 28, 1999 was approximately $19.9 million or $0.20 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding. After giving effect to the sale by us of the shares of common stock offered hereby (at an assumed initial public offering price of
$   per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses), our adjusted pro forma net tangible book value as of February 28, 1999 would have been approximately $
million or $   per share. This represents an immediate increase in pro forma
net tangible book value to existing stockholders of $   per share and an
immediate dilution to new investors of $   per share. The following table
illustrates the per share dilution:

Assumed initial public offering price per share of common stock...       $
Pro forma net tangible book value per share of common stock as of
 February 28, 1999................................................ $0.20
Increase in net tangible book value per share of common stock attributable to new investors....................................
                                                                   -----
Pro forma net tangible book value per share of common stock after the offering.....................................................
                                                                         -----
Dilution per share of common stock to new investors...............       $
                                                                         =====



  The following table sets forth on a pro forma basis as of February 28, 1999 the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and by the new investors (at an assumed initial public offering
price of $    per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses) (in thousands, except per share data):

                                             Shares           Total      Average
                                            Purchased     Consideration   Price
                                         --------------- ---------------   Per
                                         Number  Percent Amount  Percent  Share
                                         ------- ------- ------- ------- -------
Existing stockholders................... 100,390      %  $47,720      %   $0.48
New investors...........................
                                         -------   ---   -------   ---
  Total.................................           100%  $         100%
                                         =======   ===   =======   ===

  The foregoing table assumes no exercise of any outstanding stock options after February 28, 1999. As of February 28, 1999, there were outstanding options to purchase an aggregate of 21.1 million shares of common stock at a weighted average exercise price of $1.06 per share. If such options are exercised, new investors will incur additional dilution from the amount shown in the table above. See "Management--Stock Plans" and "Description of Capital Stock".

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with, and are qualified by reference to, our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of income data for the year ended December 31, 1996, the eleven months ended November 30, 1997 and the year ended November 30, 1998, and the balance sheet data at November 30, 1997 and 1998 are derived from, and are qualified by reference to, our audited financial statements included elsewhere in this prospectus. The statement of income data for the three months ended February 28, 1998 and 1999 and the balance sheet data at February 28, 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. Operating results for the three months ended February 28, 1999 are not necessarily indicative of the results that may be expected for the year ending November 30, 1999.

  Our financial statements discussed herein, and the following selected financial data, reflect our historical results of operations, financial position and cash flows. The financial statements from 1994 through 1996 contained herein and discussed below have been carved out from the financial statements of a subsidiary of Reuters using the historical results of operations and the historical bases of the assets and liabilities of the non-financial business of such subsidiary. We believe that the assumptions underlying our financial statements are reasonable. However, the financial information included herein, particularly for periods prior to fiscal 1997, may not necessarily reflect our future results of operations, financial position and cash flows or the financial results we would have achieved if we had been a separate stand-alone entity during these periods.

                                                                                             Three Months
                                                                 Eleven Months                   Ended
                           Year Ended   Year Ended   Year Ended      Ended      Year Ended   February 28,
                          December 31, December 31, December 31, November 30,  November 30, ----------------
                              1994         1995         1996         1997          1998      1998     1999
                          ------------ ------------ ------------ ------------- ------------ -------  -------
                                 (unaudited)                                                  (unaudited)
Statement of
Operations Data:                                (in thousands, except per share data)
Revenue:
 License................    $ 1,044      $  4,487     $ 6,066       $ 6,219      $ 17,495   $ 4,977  $ 9,719
 Service and
  maintenance...........      6,945        21,507      24,249        29,055        35,262     6,995    8,303
                            -------      --------     -------       -------      --------   -------  -------
 Total revenue..........      7,989        25,994      30,315        35,274        52,757    11,972   18,022
Cost of revenue.........      7,621        14,658      19,544        15,592        27,414     6,656    7,696
                            -------      --------     -------       -------      --------   -------  -------
Gross profit............        368        11,336      10,771        19,682        25,343     5,316   10,326
                            -------      --------     -------       -------      --------   -------  -------
Operating expenses:
 Research and
  development...........      1,152         3,592       6,638         9,640        15,055     2,916    5,646
 Sales and marketing....        924         1,838       2,949         7,008        15,242     2,978    5,233
 General and
  administrative........      1,146         1,483       2,077         3,565         4,025       736    1,532
 Stock and other
  compensation(1).......      1,122        20,684       2,196         4,672         5,064     1,102    1,403
                            -------      --------     -------       -------      --------   -------  -------
 Total operating
  expenses..............      4,344        27,597      13,860        24,885        39,386     7,732   13,814
                            -------      --------     -------       -------      --------   -------  -------
Loss from operations....     (3,976)      (16,261)     (3,089)       (5,203)      (14,043)   (2,416)  (3,488)
Other income (expense),
 net....................       (133)         (468)     (1,551)          540         1,092       281     (274)
                            -------      --------     -------       -------      --------   -------  -------
Net loss................    $(4,109)     $(16,729)    $(4,640)      $(4,663)     $(12,951)  $(2,135) $(3,762)
                            =======      ========     =======       =======      ========   =======  =======
Net loss per share--
 basic and diluted......                                            $ (0.12)     $  (0.32)  $ (0.05) $ (0.09)
                                                                    =======      ========   =======  =======
Weighted average
 shares--basic and
 diluted................                                             38,405        40,023    38,945   41,607
                                                                    =======      ========   =======  =======

--------
(1) In the fiscal years ended December 31, 1994 through 1996, stock and other compensation consisted of contingent compensation earned by employees in connection with the acquisition of Teknekron by Reuters.

                              December 31,          November 30,
                         ------------------------  --------------- February 28,
                          1994     1995     1996    1997    1998       1999
                         -------  -------  ------  ------- ------- ------------
                           (unaudited)                             (unaudited)
Balance Sheet Data:                        (in thousands)
Cash, cash equivalents
 and deposits held by
 Reuters................ $   --   $   --   $  --   $18,318 $15,970   $17,007
Working capital.........  (2,430) (22,155) (2,167)  15,168  18,301    16,708
Total assets............   4,352    9,539  10,996   31,046  36,289    36,156
Owner's net investment
 (liability)............     913  (19,574)    451      --      --        --
Stockholders' equity ...     --       --      --    17,167  21,704    19,935

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis together with "Selected Financial Data" and our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these forward-looking statements as a result of certain factors, including those more fully described in the "Risk Factors" section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                    Overview

  We develop and market a suite of software products that enables businesses to link internal operations, business partners and customer channels in real-time. We are the successor to a portion of the business of Teknekron Software Systems, Inc. Teknekron developed software for the integration and delivery of market data (stock quotes, news and other financial information) in trading rooms of large banks and financial services institutions. In 1992, Teknekron expanded its development efforts to include solutions designed to enable complex and disparate manufacturing equipment and software applications-- primarily in the semiconductor fabrication market--to communicate within the factory environment. Teknekron was acquired by Reuters, the global news and information group, in 1994. Following the acquisition, continued development of the TIB technology was undertaken to expand its use in the financial services markets. In January 1997, our company, TIBCO Software, was established as an entity separate from Teknekron.

  We were formed to create and market software solutions for use in the integration of business information, processes and applications in diverse markets and industries outside the financial services sector. In connection with our establishment as a separate entity, Reuters transferred to us certain assets and liabilities related to our business and granted to us a royalty-free license to the intellectual property incorporated into some of our current software products. See "Relationship with Reuters and Certain Transactions". Reuters also assigned to us at that time certain license and service contracts primarily within the high-tech manufacturing and energy markets, including contracts with Intel, NEC, Motorola, Mobil and Chevron.

  During fiscal 1997, our operating activities related primarily to the development of our TIB/ActiveEnterprise suite of products, supporting the installed base of financial services companies using TIB-based solutions sold through Reuters and expanding our presence in the high-tech manufacturing and energy markets. During fiscal 1998, we expanded our product development activities and continued to invest in creating a product marketing organization, engaging in advertising programs to build our corporate brand identity, building our domestic and international direct sales force and creating a general and administrative infrastructure. During the second half of fiscal 1998, we began initial shipments of our TIB/ActiveEnterprise products, including to companies such as PageNet, Philips Medical, Compaq and 3Com. We also formally introduced our TIBCO.net product and service offering for creating and managing e-business activities, and generated revenue from Yahoo! and Netscape for enabling their stock quotation services. We intend to continue to fund the development of additional TIB/ActiveEnterprise products and to increase our sales and marketing activities at least through the end of fiscal 1999.

  Prior to fiscal 1998, our revenue consisted primarily of license and maintenance fees from the contracts assigned to us by Reuters in connection with our formation, fees from providing integration services to customers transferred to us by Reuters and development and maintenance fees paid to us by Reuters. Our revenue today consists primarily of license and product fees from our customers and distributors, including from Reuters pursuant to our license agreement with them, both of which are primarily attributable to sales of our TIB/ActiveEnterprise product suite. In addition, we receive fees from our customers for providing project integration services. We also receive revenue from our TIBCO.net customers. Revenue from these customers is a combination of fixed service charges, a percentage of the advertising fees generated from their TIBCO.net-enabled web pages and a charge for each user visit to these web pages.

  We recognize revenue from software license fees upon delivery of our software products to our customers as long as we have no significant obligations remaining and we believe that collection of the resulting receivable is probable. Software royalties and product fees earned through our distribution and reseller partners are generally recognized when the partner sells the software through to its customer. We recognize guaranteed minimum payments from our license agreements ratably over the term of the contracts. We recognize service revenue from the integration of our software using the percentage-of-completion method or on a time and materials basis as services are provided. We defer recognition of maintenance revenue, paid primarily for support and upgrades, upon signing the maintenance contract and recognize the related revenue ratably over the term of the contract, which is typically twelve months. These payments are generally made in advance and are nonrefundable.

  Our distributors generally pay us negotiated royalties on their sales of our products. Reuters distributes our products to customers in the financial services market segment. Through December 2001, Reuters must pay us product fees based on a percentage of the revenue it derives from the sale of licenses and maintenance for our products. This includes minimum guaranteed product fees of $16 million payable in the remainder of calendar 1999, $18 million payable in calendar 2000 and $20 million payable in calendar 2001. We will recognize revenue in the amount of these guaranteed product fees ratably over the contractual period. In any period where actual product fees exceed the minimum guaranteed product fees, the difference between the actual product fees and cumulative minimum product fees recognized to date will be recognized as revenue currently. See "Relationship with Reuters and Certain Transactions-- License, Maintenance and Distribution Agreement with Reuters".

  In 1997, we changed our fiscal year from the twelve months ending December 31st to the twelve months ending November 30th. Accordingly, our financial results for 1997 reflect our operations for the eleven months ended November 30, 1997 and are not comparable to our results for fiscal 1998 or for any prior period. See Note 2 of Notes to Financial Statements. Our fiscal year ends on November 30th and our fiscal quarters end on the last Fridays of February, May and August and November 30th of each year. For ease of readership throughout this prospectus, we have indicated our interim fiscal periods as having ended on the last day of the month in which such period actually ended.

                             Results of Operations

  The following table sets forth our results of operations expressed as percentages of revenue:

                                                                   Three
                                                                  Months
                                                                   Ended
                                         Eleven                  February
                          Year Ended  Months Ended  Year Ended      28,
                         December 31, November 30, November 30, --------------
                             1996         1997         1998     1998     1999
                         ------------ ------------ ------------ -----    -----
                                                                (unaudited)
Revenue:
  License...............      20 %         18 %         33 %       42 %     54 %
  Service and
   maintenance..........      80           82           67         58       46
                             ---          ---          ---      -----    -----
    Total revenue.......     100          100          100        100      100
Cost of revenue.........      64           44           52         56       43
                             ---          ---          ---      -----    -----
Gross profit............      36           56           48         44       57
                             ---          ---          ---      -----    -----
Operating expenses:
  Research and
   development..........      22           27           28         24       30
  Sales and marketing...      10           21           29         25       29
  General and
   administrative.......       7           10            8          6        9
  Stock and other
   compensation.........       7           13           10          9        8
                             ---          ---          ---      -----    -----
    Total operating
     expenses...........      46           71           75         64       76
                             ---          ---          ---      -----    -----
Loss from operations....     (10)         (15)         (27)       (20)     (19)
Other income (expense),
 net....................      (5)           2            2          2       (2)
                             ---          ---          ---      -----    -----
Net loss................     (15)%        (13)%        (25)%      (18)%    (21)%
                             ===          ===          ===      =====    =====

      Three Months Ended February 28, 1999 Compared to Three Months Ended
                               February 28, 1998

Total Revenue

  Total revenue increased by $6.0 million, or 50%, from $12.0 million in the first quarter of fiscal 1998 to $18.0 million in the first quarter of fiscal 1999. In the first quarter of fiscal 1998, two trade customers accounted for 18% and 11% of total revenue, while in the corresponding period of 1999 a different trade customer accounted for 11% of total revenue. In the first quarter of fiscal 1998, revenue from Reuters accounted for 23% of our total revenue, while in the corresponding period of fiscal 1999, revenue from Reuters accounted for 21% of our total revenue. In fiscal 1998, revenue from Reuters consisted primarily of maintenance and consulting fees for services we performed for Reuters, while in fiscal 1999, revenue from Reuters consisted primarily of product fees from Reuters on its sales of our products. Beginning in April 1999, minimum guaranteed product fees from Reuters will be approximately $1.8 million per month for the remainder of calendar 1999. See "Relationship with Reuters and Certain Transactions--License, Maintenance and Distribution Agreement with Reuters".

License Revenue

  License revenue increased by $4.7 million, or 95%, from $5.0 million or 42% of total revenue in the first quarter of fiscal 1998 to $9.7 million or 54% of total revenue in the first quarter of fiscal 1999. This increase was due primarily to increased sales of our TIB/ActiveEnterprise products, which were introduced during the second half of fiscal 1998. The growth in license revenue as a percentage of total revenue reflects our strategy of pursuing a license-driven business model. We believe that license revenue will continue to grow as a percentage of total revenue for the remainder of fiscal year 1999.

Service and Maintenance Revenue

  Service and maintenance revenue increased by $1.3 million, or 19%, from $7.0 million or 58% of total revenue during the first quarter of fiscal 1998 to $8.3 million or 46% of total revenue in the first quarter of fiscal 1999. This increase primarily reflects the assignment from Reuters to us of its contract with Cedel Global Services in the second quarter of fiscal 1998. See "Relationship With Reuters and Certain Transactions--Intercompany Agreements-- License, Maintenance and Distribution Agreement with Reuters--Sales by Us in the Financial Services Market".

Cost of Revenue

  Cost of revenue consists primarily of salaries and third-party contractor and associated expenses primarily related to providing project implementation services and, to a lesser extent, the cost of providing maintenance and customer support services. The majority of our cost of revenue is directly related to our service revenue. Cost of revenue increased by $1.0 million, or 16%, from $6.7 million or 56% of total revenue in the first quarter of fiscal 1998 to $7.7 million or 43% of total revenue in the first quarter of fiscal 1999, primarily as a result of using of third-party contractors to support our contract with Cedel Global Services and hiring additional technical staff to support our growing installed base of customers. The decrease in cost of revenue as a percentage of total revenue was due primarily to the increase in license revenue as a percentage of total revenue.

Research and Development Expenses

  Research and development expenses consist primarily of personnel and related costs associated with the development of our TIB/ActiveEnterprise product suite. Research and development expenses increased by $2.7 million, or 94%, from $2.9 million or 24% of total revenue in the first quarter of fiscal 1998 to $5.6 million or 31% of total revenue in the first quarter of fiscal 1999. This increase was due primarily to increases in our development staff as we continued to expand the TIB/ActiveEnterprise product suite as well as upgrading the performance of existing products. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, expect that spending on research and development will continue to increase moderately in absolute dollars but remain relatively stable as a percentage of total revenue for the remainder of fiscal 1999.

Sales and Marketing Expenses

  Sales and marketing expenses consist primarily of personnel and related costs of our direct sales force and marketing staff and marketing programs, including advertising, trade shows, promotional materials and customer conferences. Sales and marketing expenses increased by $2.2 million, or 76%, from $3.0 million or 25% of total revenue in the first quarter of fiscal 1998 to $5.2 million or 29% of total revenue in the first quarter of fiscal 1999. This increase resulted primarily from the expansion of our domestic and international direct sales force devoted to selling our expanding suite of TIB/ActiveEnterprise products initially released in the second half of fiscal 1998. We intend to continue to increase staff in our direct sales organization and develop product marketing and branding campaigns and, accordingly, expect that sales and marketing expenditures will continue to increase substantially in absolute dollars and will increase moderately as a percentage of total revenue over the remainder of fiscal 1999.

General and Administrative Expenses

  General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including executive, finance, accounting, human resources and information systems. General and administrative expenses increased by $0.8 million, or 108%, from $0.7 million in the first quarter of fiscal 1998 to $1.5 million in the first quarter of fiscal 1999, primarily as a result of increased staffing and associated operational costs related to building our general and administrative infrastructure. We believe that general and administrative expenses will increase moderately in absolute dollars and increase slightly as a percentage of total revenue for the remainder of fiscal 1999 as we expand our infrastructure to support a larger, more global organization and continue our transition to operating as a stand-alone entity.

Stock and Other Compensation

  In connection with the grant of stock options to employees and non-employee directors during fiscal 1997 and 1998 and the first quarter of fiscal 1999, we recorded unearned compensation expense of $17.0 million, representing the difference between the deemed fair value of our common stock at the date of grant and the exercise price of such options. Such an amount, net of amortization, is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable option. As a result, we expect to amortize $2.4 million, $2.1 million, $1.2 million, $0.5 million and $0.2 million of deferred compensation in the remainder of fiscal 1999 and in 2000, 2001, 2002 and 2003. Stock and other compensation increased from $1.1 million in the first quarter of fiscal 1998 to $1.4 million in the first quarter of fiscal 1999 due primarily to the grant of stock options to new employees.

Other Income (Expense), Net

  Other income (expense), net includes interest and other miscellaneous income and expense items. Other income (expense), net decreased from income of $0.3 million in the first quarter of fiscal 1998 to an expense of $0.3 million in the first quarter of fiscal 1999. This decrease was due primarily to a lower average investment balance, a loss on the disposal of fixed assets and a foreign currency translation loss related to our foreign sales offices.

 Year Ended November 30, 1998 Compared to Eleven Months Ended November 30, 1997

Total Revenue

  Total revenue increased by $17.5 million, or 50%, from $35.3 million in fiscal 1997 to $52.8 million in fiscal 1998. In fiscal 1997, revenue from Reuters represented 27% of total revenue compared to 15% of total revenue in fiscal 1998. Revenue from Reuters in fiscal 1997 consisted almost entirely of revenue from consulting and maintenance services we performed for Reuters, and in fiscal 1998 consisted of revenue from such services as well as product fees.

License Revenue

  License revenue increased by $11.3 million, or 181%, from $6.2 million or 18% of total revenue in fiscal 1997 to $17.5 million or 33% of total revenue in fiscal 1998. This increase was due primarily to license fees earned from initial shipments of our TIB/ActiveEnterprise products, which began during the second half of fiscal 1998. The growth rate for license revenue both in absolute dollars and as a percentage of total revenue reflects our transition to a license-driven business strategy.

Service and Maintenance Revenue

  Service and maintenance revenue increased by $6.2 million, or 21%, from $29.1 million in fiscal 1997 to $35.3 million in fiscal 1998. Service and maintenance revenue as a percentage of total revenue decreased from 82% in fiscal 1997 to 67% in fiscal 1998. The increase in service and maintenance revenue in absolute dollars in fiscal 1998 was primarily attributable to our assumption from Reuters of the Cedel Global Services contract, which provided $7.6 million in service and maintenance revenue. The purchase of maintenance agreements by our larger installed base of licensees resulted in a further increase in revenue. These increases were partially offset by a $4.7 million decline in revenue from services provided to Reuters as a result of the completion of several development projects in 1997.

Cost of Revenue

  Cost of revenue increased by $11.8 million, or 76%, from $15.6 million or 44% of total revenue in fiscal 1997 to $27.4 million or 52% of total revenue in fiscal 1998. This increase was primarily due to an increase in salary and third-party contractor costs related to providing services to Cedel Global Services, and to a lesser extent, to increased travel expenses and salary expenses for additional technical support staff to service our growing, geographically-dispersed customer base.

Research and Development Expenses

  Research and development expenses increased by $5.5 million, or 56%, from $9.6 million or 27% of total revenue in fiscal 1997 to $15.1 million or 28% of total revenue in fiscal 1998. The increase in fiscal 1998 resulted primarily from increases in engineering staff and related operational costs as we continued to invest in the development of our TIB/ActiveEnterprise product suite.

Sales and Marketing Expenses

  Sales and marketing expenses increased by $8.2 million, or 117%, from $7.0 million or 21% of total revenue in fiscal 1997 to $15.2 million or 29% of total revenue in fiscal 1998. This increase resulted primarily from a significant expansion of our domestic and international direct sales force from 7 to 49 and related salary and operational costs corresponding to the release of our initial TIB/ActiveEnterprise products. We also increased our advertising and marketing expenses to promote our corporate brand identity.

General and Administrative Expenses

  General and administrative expenses increased by $0.4 million, or 13%, from $3.6 million in fiscal 1997 to $4.0 million in fiscal 1998. This increase was due primarily to staffing increases and operational costs related to developing our general and administrative infrastructure, partially offset by a decline in legal expenses as a result of the completion of our formation in 1997.

Stock and Other Compensation

  Stock amortization expenses increased from $4.7 million in fiscal 1997 to $5.1 million in fiscal 1998. This increase resulted primarily from the grant of stock options to newly hired employees.

Other Income (Expenses), Net

  Other income (expense), net increased from $0.5 million in fiscal 1997 to $1.1 million in fiscal 1998. This increase was due primarily to a larger average investment balance as a result of the receipt of proceeds from our issuance of preferred stock in May and December 1997.

 Eleven Months Ended November 30, 1997 Compared to Year Ended December 31, 1996

Total Revenue

  Total revenue increased by $5.0 million, or 16%, from $30.3 million in fiscal 1996 to $35.3 million in fiscal 1997. In fiscal 1996, revenue from Reuters accounted for 36% of total revenue, while in fiscal 1997, revenue from Reuters accounted for 27% of total revenue. In fiscal 1996 and 1997, revenue from Reuters consisted almost exclusively of revenue from consulting and maintenance services we provided to Reuters.

License Revenue

  License revenue remained relatively constant at $6.1 million or 20% of total revenue in fiscal year 1996, compared to $6.2 million or 18% of total revenue in fiscal 1997.

Service and Maintenance Revenue

  Service and maintenance revenue increased by $4.9 million, or 20%, from $24.2 million or 80% of total revenue in fiscal 1996 to $29.1 million or 82% of total revenue in fiscal 1997. This increase primarily reflects additional project implementation activities in the high-tech manufacturing and energy markets. This increase was partially offset by a decline in revenue of $1.4 million from services provided to Reuters for projects related to the financial services market.

Cost of Revenue

  Cost of revenue decreased by $3.9 million, or 20%, from $19.5 million or 64% of total revenue in fiscal 1996 to $15.6 million or 44% of total revenue in fiscal 1997. Cost of revenue for fiscal 1996 includes $5.5 million of license royalties paid to Reuters based on a percentage of our revenue derived from sales of products incorporating the TIB technology. These royalty payments ceased in January 1997 when Reuters granted to us a royalty-free license to the TIB technology in return for a one-time payment. Excluding such royalties to Reuters in fiscal 1996, cost of revenue in fiscal 1997 would have increased by $1.6 million over fiscal 1996. This increase was primarily due to additional consulting costs associated with the growth in project development activities.

Research and Development Expenses

  Research and development expenses increased by $3.0 million, or 45%, from $6.6 million or 22% of total revenue in fiscal 1996 to $9.6 million or 27% of total revenue in fiscal 1997. This increase resulted primarily from increases in engineering staff and related operational costs as we invested in the development of our TIB/ActiveEnterprise product suite.

Sales and Marketing Expenses

  Sales and marketing expenses increased by $4.1 million, or 138%, from $2.9 million or 10% of total revenue in fiscal 1996 to $7.0 million or 20% of total revenue in fiscal 1997. This increase resulted primarily from salary and operational costs related to establishing our product marketing organization, as well as costs incurred in connection with advertising and promotional programs to strengthen our corporate brand identity.

General and Administrative Expenses

   General and administrative expenses increased by $1.5 million, or 72%, from $2.1 million in fiscal 1996 to $3.6 million in fiscal 1997. The increase resulted primarily from legal expenses incurred in the formation of our company.

Stock and Other Compensation

  Prior to fiscal 1997, stock and other compensation expenses consisted of contingent compensation earned by employees in connection with the acquisition of Teknekron by Reuters in 1994. Such contingent compensation ended in 1996. Stock and other compensation expenses increased from $2.2 million in fiscal 1996 to $4.7 million in fiscal 1997. The increase resulted primarily from the granting of stock options to newly hired employees.

Other Income (Expense), Net

  Other expense, net was $1.6 million in fiscal 1996, compared to other income, net of $0.5 million in fiscal 1997. The interest paid in 1996 is primarily due to the interest cost of borrowing funds from Reuters to support working capital requirements and operational activities. Net interest income in fiscal 1997 was due primarily to the investment of proceeds from our issuance of preferred stock in May 1997.

                        Quarterly Results of Operations

  The following table sets forth certain data from our statement of income and such data as a percentage of total revenue. The statement of income data has been derived from our unaudited financial statements, which have been prepared on substantially the same basis as our audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. You should read this information in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. Our operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                  Three Months Ended
                         ----------------------------------------------------------------------------------
                         May 31,   Aug. 31,  Nov. 30,   Feb. 28,   May 31,   Aug. 31,   Nov. 30,   Feb. 28,
                          1997       1997      1997       1998      1998       1998       1998       1999
                         -------   --------  --------   --------   -------   --------   --------   --------
                                           (unaudited, dollars in thousands)
Statement of Operations
 Data:
Revenue:
 License................ $ 1,509    $2,900   $ 1,329    $ 4,977    $ 2,877   $ 3,346    $ 6,295    $ 9,719
 Service and
  maintenance...........   7,761     7,618     8,491      6,995     10,005     7,526     10,737      8,303
                         -------    ------   -------    -------    -------   -------    -------    -------
   Total revenue........   9,270    10,518     9,820     11,972     12,882    10,872     17,032     18,022
Cost of revenue.........   3,985     4,185     4,980      6,656      6,526     6,537      7,694      7,696
                         -------    ------   -------    -------    -------   -------    -------    -------
Gross profit............   5,285     6,333     4,840      5,316      6,356     4,335      9,338     10,326
                         -------    ------   -------    -------    -------   -------    -------    -------
Operating expenses:
 Research and
  development...........   2,702     2,461     2,739      2,916      3,141     4,050      4,948      5,646
 Sales and marketing....   1,943     1,765     1,972      2,978      3,444     3,994      4,826      5,233
 General and
  administrative........   1,150       775       717        736        898       958      1,433      1,532
 Stock and other
  compensation..........   1,370     1,336     1,401      1,102        968     1,465      1,529      1,403
                         -------    ------   -------    -------    -------   -------    -------    -------
   Total operating
    expenses............   7,165     6,337     6,829      7,732      8,451    10,467     12,736     13,814
                         -------    ------   -------    -------    -------   -------    -------    -------
Loss from operations....  (1,880)       (4)   (1,989)    (2,416)    (2,095)   (6,132)    (3,398)    (3,488)
Other income (expense),
 net....................      16       225       311        281        289       315        207       (274)
                         -------    ------   -------    -------    -------   -------    -------    -------
Net income (loss)....... $(1,864)   $  221   $(1,678)   $(2,135)   $(1,806)  $(5,817)   $(3,191)   $(3,762)
                         =======    ======   =======    =======    =======   =======    =======    =======
As a Percentage of Total
 Revenue:
Revenue:
 License................      16 %      28 %      14 %       42 %       22 %      31 %       37 %       54 %
 Service and
  maintenance...........      84        72        86         58         78        69         63         46
                         -------    ------   -------    -------    -------   -------    -------    -------
   Total revenue........     100       100       100        100        100       100        100        100
Cost of revenue.........      43        40        51         56         51        60         45         43
                         -------    ------   -------    -------    -------   -------    -------    -------
Gross profit............      57        60        49         44         49        40         55         57
                         -------    ------   -------    -------    -------   -------    -------    -------
Operating expenses:
 Research and
  development...........      29        23        28         24         24        37         29         30
 Sales and marketing....      21        17        20         25         26        37         28         29
 General and
  administrative........      12         7         7          6          7         9          9          9
 Stock and other
  compensation..........      15        13        14          9          8        13          9          8
                         -------    ------   -------    -------    -------   -------    -------    -------
   Total operating
    expenses............      77        60        69         64         65        96         75         76
                         -------    ------   -------    -------    -------   -------    -------    -------
Loss from operations....     (20)       --       (20)       (20)       (16)      (56)       (20)       (19)
Other income (expense),
 net....................      --         2         3          2          2         3          1         (2)
                         -------    ------   -------    -------    -------   -------    -------    -------
Net income (loss).......     (20)%       2 %     (17)%      (18)%      (14)%     (53)%      (19)%      (21)%
                         =======    ======   =======    =======    =======   =======    =======    =======

  Our revenue has fluctuated from quarter to quarter due to many factors, including new product introductions, seasonality in our third fiscal quarter when our revenue has been negatively impacted by the summer holiday season in Europe, and the signing of significant license agreements. The introduction of our TIB/ActiveEnterprise product suite in the second half of fiscal 1998 contributed to the quarterly sequential growth in revenue beginning in the fourth quarter of fiscal 1998. The decrease in revenue in the quarter ended August 31, 1998 reflects a combination of seasonality and the absence of revenue from several significant TIB/ActiveEnterprise implementations that were completed in the previous quarter.

  Our cost of revenue has fluctuated in both absolute dollars and as a percentage of revenue, primarily as a result of changes in the level of quarterly service revenue as the majority of our cost of revenue is directly related to our service revenue. In addition, cost structures of service projects vary due to such factors as complexity and the use of third-party contractors. Throughout fiscal 1998, cost of revenue increased primarily as a result of our assumption of the Cedel Global Services contract and our extensive use of third-party contractors related to this contract.

  Operating expenses have increased each quarter beginning with the fourth quarter of fiscal 1997. These increases primarily reflect the addition, beginning in the quarter ended February 28, 1998, of sales staff as we expanded our domestic and international direct sales force and advertising, as well as the expansion beginning in the same quarter of marketing programs to promote our corporate brand. Beginning in the quarter ended August 31, 1998, our addition of engineering staff to support the development of our TIB/ActiveEnterprise product suite, particularly new connectivity products, as well as general and administrative staff to support a larger, more global organization, also contributed to the increase in our operating expenses.

  Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include the timing of significant orders and the length of our sales cycle, technical difficulties in our software, the growth rate of the enterprise infrastructure software market, our ability to continue to attract and retain customers in international markets, and the success of Reuters and other distributors in selling our products in the financial services market. Due to the emerging nature of the markets in which we compete, it may be difficult to forecast our revenue accurately. Our expense levels are based in part on our expectations with regard to future revenue. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any of these factors may have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors".

                        Liquidity and Capital Resources

  Since inception, we have funded our operations primarily through the sale of our capital stock and interim financing from Reuters. We have raised an aggregate of $26.7 million from the sale of preferred stock to Cisco Systems and Mayfield venture capital funds. See "Principal Stockholders".

  Net cash provided by operating activities in fiscal 1997 was $2.4 million, resulting primarily from increases in accrued liabilities and receipt of prepayments on contracts. Net cash used for operating activities in fiscal 1998 was $11.8 million, resulting primarily from our net loss. Net cash provided by operations in the three months ended February 28, 1999 was $0.9 million, resulting from the provision for certain accrued expenses.

  Net cash used in investing activities in fiscal 1997 and 1998 was $11.1 million and $8.2 million. Net cash used in investing activities in these periods was related primarily to the purchase of property and equipment, principally desktop and network hardware and software, and the investment of surplus funds received from the issuance of our preferred stock. Net cash provided by investing activities for the three months ended February 28, 1999 was $0.8 million, primarily related to the return of cash deposits by Reuters.

  We currently invest our surplus funds through Reuters. After this offering, we intend to establish fiduciary arrangements with investment management firms to manage the proceeds from the offering and our other cash balances.

  Net cash provided by financing activities for fiscal 1997 and 1998 and the three months ended February 28, 1999 was $16.7 million, $12.4 million and $0.6 million, respectively. Cash provided by financing activities was the result of net proceeds from the sale of our preferred stock and, to a lesser extent, our common stock.

  As of February 28, 1999, we had approximately $17.0 million in cash, cash equivalents and deposits held by Reuters. Although we have no material commitments for capital expenditures, they may increase consistent with our anticipated growth in operations, infrastructure and personnel. During fiscal 1999, we anticipate capital expenditures of at least $5 million given our current growth rate.

  We anticipate continued growth in our operating expenses for the foreseeable future, particularly in sales and marketing expenses and, to a lesser extent, research and development and general and administrative expenses. As a result, we expect our operating expenses and capital expenditures to constitute the primary use of our cash resources. In addition, we may require cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from the offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next twelve months.

                         Year 2000 Readiness Disclosure


  Year 2000 Program

  We established a Year 2000 program to address the issues arising from the change of millennium. Many computer systems, as well as equipment that uses embedded chips, store and process date information using only the last two digits of the year. From January 1, 2000, these systems may be unable to distinguish between 1900 and 2000. This is complicated by the fact that the year 2000 is also a leap year. If not overcome, these problems could cause system failures and disrupt the normal business operations of companies, including ours.

  We have addressed and are continuing to address the Year 2000 issue through the following means:

  . Awareness--making our customers, suppliers and employees aware of the problem.

  . Inventory--identifying and recording date sensitive information technology systems and non-information technology systems.

  . Development--assessment of date sensitivity and modification or replacement of date sensitive products.

  . Testing--verification of our development efforts.

  . Implementation--installation of tested products and systems.

  . Contingency Planning--creating and/or evaluating the needs for contingency plans to address potential worst-case scenarios.

  Our state of readiness and business risks

  We have completed an assessment of both our information technology systems and our non-information technology systems. Based upon our examination, we believe that our non-information technology systems do not contain any elements that are susceptible to Year 2000 problems. However, we will modify or replace some portions of our internal information technology systems as Year 2000-compliant versions of these systems are released by outside vendors (e.g. Microsoft releases of Windows NT). If, in the worst case scenario, such replacement is not made, or is not completed on a timely basis, our operations could be materially affected.

  We are also working with our customers to ensure that they are aware of our Year 2000 program, and that certified versions of our products are available to them. Our product strategy is to make upgrades of our products available for licensees who have entered into maintenance agreements with us. Despite investigation and testing by us, there can be no assurances that software products we developed will not contain undetected errors or defects associated with Year 2000 date functions. If, in the worst case scenario, our products are affected by date-related issues, our customers may file claims against us or require us to repair any damage to their systems caused by our products. In addition, our revenues may be adversely affected, our maintenance, technical support and management costs could increase and our reputation could be damaged.

  Our operations also rely on third party suppliers of data, telecommunications, utilities and building services. We have contacted our critical suppliers about the nature and progress of their Year 2000 compliance to determine the extent to which their failure to remedy their own Year 2000 problems could materially affect us. Generally, it has been difficult to obtain full assurances of Year 2000 compliance from telecommunications and utility suppliers. Any Year 2000-related failure of any of our critical suppliers could cause a significant disruption of our business.

  Costs

  To date, we have spent approximately $200,000 on Year 2000 assessment, remediation and communication with customers, vendors and partners. This cost does not include product development expenses, which inherently include costs related to addressing date sensitivities in our products. Based on our experience to date and our internal assessment, we do not anticipate that additional costs associated with remedying our internal systems will be material.

  Contingency plans

  We are in the process of evaluating the need for contingency plans to deal with potential worst-case scenarios. We already have in place as part of our day-to-day operations plans that can be executed in the event of certain service failures. These operational plans will form the basis of any Year 2000 contingency plan after being checked for applicability and enhanced as appropriate.

                        Recent Accounting Pronouncements

  In October 1997, March 1998 and December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position ("SOP") 97-2, "Software Revenue Recognition", SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, "Software Revenue Recognition''' and SOP 98-9, "Modification of SOP 97-2, "Software Revenue Recognition' with Respect to Certain Transactions" (collectively, "SOP 97-2"). We are required to adopt the provisions of SOP 97-2 for transactions entered into in the fiscal year beginning December 1, 1998. SOP 97-2 provides guidance on recognizing revenue on software transactions and superseded SOP 91-1. We believe that the adoption of SOP 97-2 will not have a significant impact on our current licensing or revenue recognition practices. However, should we adopt new or change our existing licensing practices, our revenue recognition practices may be subject to change to comply with the accounting guidance provided in SOP 97-2.

  In March 1998, the AICPA issued SOP 98-1, "Software for Internal Use", which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP 98-1 will have a material impact on our financial statements.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements.

                                    BUSINESS

  We develop and market a suite of software products that enables businesses to link internal operations, business partners and customer channels in real-time. Our product suite, TIB/ActiveEnterprise, allows multiple distinct applications, web sites, databases and other content sources to be integrated and managed within a common framework. Our products also enable enterprises to extend their information infrastructures across the Internet to integrate their business processes and information with customers, suppliers and partners. TIB/ActiveEnterprise's core technology, known as The Information Bus or the TIB, is an integration platform that enables enterprises and users to automatically transmit, receive, filter and personalize digital information in real-time. The Information Bus also facilitates real-time, two-way communications between distributed computer networks and mobile information devices such as hand-held computers, pagers and digital cellular phones. Our products are currently in use by over 300 companies in diverse markets such as telecommunications, high-tech manufacturing, energy, financial services and e-business.

                              Industry Background

  Driven by accelerating competition and the increasing demands of customers, many enterprises today are seeking to expand and improve the scope, speed and efficiency of their business processes. Just as markets are becoming increasingly global and corporate relationships become increasingly complex, the business environment today demands a more tightly integrated network of supplier, customer and partner relationships. Emerging challenges and opportunities are forcing businesses to become more efficient, in many cases by adjusting their operations and strategies in real-time. The timely exchange of information across and beyond the enterprise provides opportunities to leverage management resources, create manufacturing efficiencies and improve customer service. For example, real-time information exchange with suppliers and customers expedites order fulfillment, permits just-in-time inventory delivery, provides enhanced sales opportunities through direct customer interaction and facilitates e-business.

  Enabling a real-time enterprise through technology is a complex undertaking. The range of computing environments and software applications utilized across the typical business organization is vast and growing, involving both mainframe and minicomputer legacy systems and more recently introduced client/server environments. Many organizations are incorporating powerful new software applications that operate on an enterprise-wide basis and serve as interfaces to customers and suppliers. At the same time, enterprises are seeking to better exploit their existing information systems and take advantage of their prior technology investments by integrating previously independent legacy applications and databases. In addition to purchasing applications from independent software vendors, many organizations continue to run customized, internally developed solutions for specific applications. Moreover, many organizations have in recent years extended operations overseas and acquired new businesses. In the process, they have adopted applications that address the specific needs of local markets and have inherited applications from acquired businesses. All of these applications must be integrated in order to manage and grow the extended enterprise, with its network of customer and business partner relationships.

  The emergence of Internet-based business models has also increased the importance of an enterprise's ability to integrate existing applications and business processes and to conduct business in real-time. The core product of many emerging Internet businesses is information itself, which increases in value with timeliness and comprehensiveness. Many businesses are expanding their use of portals--Internet-based platforms for providing access to services and content--to include the dissemination of internal corporate information to employees and business partners. Internet technology has facilitated the real-time transaction of business, but enterprises will be required to effectively integrate back office systems and combine multiple sources of information to capitalize on the promise of the Internet.

  As the complexity of business operations has increased and enterprises have sought to tighten linkages with partners and customers and capitalize on the growth of e-business, enterprises have perceived the need to create a fully-integrated business environment. The integration of business information and processes requires technology that can coordinate multiple distinct computer applications and platforms and distribute information about business events to where the information is needed--both within and outside of the organization-- as the events occur.

  We believe that many traditional application integration solutions have failed to address all of the information integration needs of enterprises in today's real-time, Internet-driven business environment due to one or more of the following factors:

  . Lack of Comprehensiveness. Existing middleware and integration software products generally provide only a portion of the overall solution. This forces companies to integrate multiple, incompatible technologies to address the total business problem, creating an environment that is difficult and costly to maintain.

  . Lack of Modularity. Existing solutions generally are not modular and do not provide enterprises with flexibility in meeting business needs. As a result, enterprises are required to use all or none of a technology.

  . Passive Model of Information Distribution. Existing solutions generally employ a request/reply model of information dissemination that requires specific requests to be made before information can be distributed. This means an application must know that information exists before it can ask for it. The intervals between successive requests to and replies from the database for information represent unnecessary, and potentially costly, delays in the business processes of the enterprise.

  . Lack of Scalability. Existing solutions generally do not scale either in terms of transaction volumes or geographically, often because they are based on an oversimplified "hub and spoke" model that forces all transactions through one central server or software component.

  . Excessive Use of Network Capacity. The request/reply model requires that multiple users often make multiple requests for the same information, crowding the network with inquiries that convey no new information. As a result, solutions employing the request/reply model use network capacity unnecessarily.

  The Yankee Group, a market research firm, estimates that annual revenues worldwide from application and data integration software will reach $5.0 billion by the end of 2001, compared to $1.6 billion in 1997--a compound annual growth rate of approximately 45%. The market for the next wave of infrastructure technology extends beyond conventional application integration to target a number of additional technology areas, such as e-business and systems management.

                          The TIBCO Software Solution

  Our solution allows multiple computer applications and platforms to communicate in real-time across local or wide area networks, including the Internet. The patented TIB technology facilitates the distribution of information and the integration of business processes by connecting each application to the network through a single interface, instead of linking each application directly to all others. The benefits of the TIB technology are implemented through TIB/ActiveEnterprise, an integrated suite of products that provides a software platform for the real-time distribution of information. The primary benefits of TIB/ActiveEnterprise are set forth below:

Comprehensive Solution

  Our TIB/ActiveEnterprise product suite provides a comprehensive solution for the integration and management of information and business processes. TIB/ActiveEnterprise permits the integration of heterogeneous applications, databases and content sources to allow both internal system linkages and external linkages with partners, suppliers and customers. By establishing these linkages, TIB/ActiveEnterprise facilitates the real-time flow of information within and beyond the boundaries of the enterprise and enables the integration of business processes, regardless of the location or compatibility of the enterprise's diverse applications and platforms. Finally, TIB/ActiveEnterprise provides the means to monitor and administer applications within an enterprise's overall computing environment, facilitating continuous and reliable operation.

Real-time Information Distribution

  The TIB/ActiveEnterprise product suite is based on a real-time communications and information distribution model using our publish/subscribe communications technology. With TIB/ActiveEnterprise, a business can create a real-time information technology environment that eliminates the delay inherent in most business activities as information is requested, located and delivered. In addition, TIB/ActiveEnterprise can support more traditional point-to-point transactional systems, and can also store information for later delivery.

Personalized Information Delivery

  Our subject-based addressing technology enables each user, or subscriber, to identify and receive only the information they desire or need. The technology allows users to "tune in" to information on a given subject in much the same way that users of broadcast media like television or radio are able to selectively receive information being distributed to a diverse audience. As new information meeting the user's criteria is distributed, or published, across the network, the subscriber automatically receives it as soon as it becomes available. Subject-based addressing also enables enterprises to employ a management-by-exception model, in which subscribers receive notice of only those events that satisfy certain pre-defined criteria. In this way, subject-based addressing minimizes the need for recipients to sift through routine information to access desired content, thereby permitting more efficient business processes.

Modular and Flexible

  Our TIB/ActiveEnterprise software products can be used together, deployed as independent components or integrated with an enterprise's existing middleware components. The modularity of TIB/ActiveEnterprise enables enterprises to leverage their existing technology investments or to start with a limited TIB implementation that the enterprise can expand as its information distribution and integration needs grow.

Efficient Use of Network Capacity

  The TIB technology is designed to make efficient use of an enterprise's available network bandwidth while scaling with the capabilities of the network. TIB/ActiveEnterprise achieves bandwidth efficiency by leveraging our multicast information distribution protocols so that information destined for multiple users is sent only once, rather than as separate messages for each user. In this way, several subscribers can receive the content they need simultaneously with one message, reducing the complexity and cost of information distribution within the enterprise. In addition, because TIB/ActiveEnterprise utilizes the same fundamental networking standard that underlies the Internet, we can efficiently incorporate the Internet as part of our solution.

Employed in Demanding, High-Performance Environments

  The original TIB technology was developed more than a decade ago for use in financial trading operations. The technology has also been deployed in other demanding, high-performance environments including multi-billion dollar semiconductor fabrication plants, telecommunications and energy companies and e-businesses. We have updated and expanded the TIB technology to incorporate the knowledge gained from operational experience in these environments.

                                    Strategy

  Our objective is to establish TIB/ActiveEnterprise as the leading software solution for linking enterprises' internal operations, business partners and customer channels. The core elements of our strategy include:

Promote the Widespread Adoption of Our Technology

  Because the market for enterprise infrastructure software is relatively new and evolving, we believe that an opportunity exists to establish the TIB technology as a widely-accepted standard in the field. To this end, we seek to strengthen and expand our strategic relationships with key technology vendors in an effort to embed our software into their networking equipment and database offerings. For example, Cisco embeds our technology in its Internetworking Operating System, facilitating our sale of TIB/ActiveEnterprise solutions to enterprises that use Cisco's Internet routers. Cisco has also made a
substantial equity investment in our company and will own approximately    % of
our common stock after this offering. We also have strategic relationships with 3Com, i2 Technologies and Sybase.

Enhance Our Position as a Provider of Internet Infrastructure

  We are expanding our presence in the e-business and Internet portal markets through a targeted product and service offering we call TIBCO.net. TIBCO.net facilitates the automated presentation and flow of Internet-based data and the integration of this data with diverse applications within the enterprise. TIBCO.net tailors our TIB/ActiveEnterprise offering for the specific needs of e-business in much the same way that our other vertical market offerings shape our products for use in specific industries. In addition to our software solution, we provide Internet-hosting solutions for Internet portals. TIBCO.net currently provides the infrastructure through which Internet portals such as Yahoo! and Netscape deliver financial and other information to their users. We are also developing relationships to expand our access to sources of information on finance, travel, sports and weather, among other topics.

Pursue a License-Driven Business Strategy

  Our business strategy focuses on licensing products rather than on providing integration and support services. To support this strategy, we are augmenting our direct sales force and our professional services group by establishing relationships with such leading systems integrators and professional services firms as Deloitte Consulting, EDS and Ernst & Young. We believe that these partners provide us with broad technical knowledge as well as domain expertise in vertical markets.

Leverage Vertical Market Expertise

  Our sales strategy is to leverage our expertise in vertical markets in an attempt to shorten our sales and implementation cycles in those markets. As we gain experience in a vertical market, we create an industry-specific template for our technology. These templates modify the TIB/ActiveEnterprise suite to capitalize on its core, cross-industry benefits while tailoring solutions to meet the specific needs of companies in particular industries. This template approach allows us to reduce our implementation times and rapidly expand our initial points of success in a given vertical market. We have created customized TIB/ActiveEnterprise templates in the telecommunications, high-tech manufacturing and energy industries, and we seek to extend this expertise into new markets as appropriate.

Capitalize on the Presence of Reuters in the Financial Services Industry

  We have a close relationship with Reuters, our major stockholder and a leading global news and information group. We sell our products in the financial services industry primarily through Reuters. We believe that the established presence and expertise of Reuters in the financial services industry will provide us with sales and marketing advantages in that market. Through Reuters, we can also assist our customers in securing access to a wealth of real-time information, including news and financial data, in conjunction with our TIBCO.net Internet product and service offerings.

Expand International Market Presence

  We are currently expanding our sales and marketing capabilities to accelerate our penetration of the worldwide market for our products. We are expanding our presence in Europe through our vertical market focus in the communications and energy sectors. We have also developed a strong presence in Taiwan through our solutions for the high-tech manufacturing market and in Australia through our solutions for the electric utility market. For fiscal 1998, revenue from sales of our products and services outside the United States accounted for 38% of our total revenue. We intend to continue increasing our global sales coverage by adding direct sales staff and sales offices internationally, as well as by expanding our relationships with resellers and systems integrators outside the United States.

Continue to Enhance Our Technology and Products

  We plan to continue to extend the functionality and enhance the capabilities of our TIB/ActiveEnterprise product suite, as well as increase the number of leading enterprise applications we support by developing standard adapters to connect them to the TIB. We have established relationships with key enterprise application vendors, including SAP, Siebel Systems, i2 Technologies and PeopleSoft, to participate in the marketing of our products and promote the interoperability of our software. We continue to develop new TIB/ActiveEnterprise components and to upgrade our existing products to incorporate new technological advances. For example, in late fiscal 1999, we plan to introduce a new component of our TIB/Active Enterprise product suite designed to manage e-business and other transactional activities.

                                    Products

TIB/ActiveEnterprise Product Suite

  TIB/ActiveEnterprise is a suite of products that can be deployed individually or function as an integrated solution. Our TIB/ActiveEnterprise products provide the following key functions of the enterprise information infrastructure:

  . Messaging--enables the movement of information between applications.

  . Connectivity--integrates various legacy and third party applications by connecting them to a common infrastructure.

  . Information Transformation and Flow Management --manages the conversion and translation of data and controls the flow of information and the interaction of business processes throughout the enterprise.

  . Monitoring and Management--provides the means for the enterprise to administer its applications environment and ensure reliable operations.

  . Content Display--provides the display console through which users are notified of and view business event information.

                          TIB/ActiveEnterprise Model

  Our TIB/ActiveEnterprise suite of products provides enterprise users with the functionality depicted in the following diagram:

  [Set forth below is a visual representation of the functionality provided by our TIB/ActiveEnterprise product suite]



                            [TIB/AE MODEL GRAPHIC]

Messaging (Events, Data & Transactions)

  Our messaging products are the foundation of our TIB/ActiveEnterprise product suite. These products simplify the problem of integrating diverse computer applications by connecting each application to the network with a single interface, instead of linking each application directly to all others. Our products support a wide range of communication models used in the enterprise. Our three complementary messaging products are described below:

  . TIB/Rendezvous is our flagship messaging product. TIB/Rendezvous supports publish/subscribe as well as request/reply messaging, and includes patented subject-based addressing capabilities to facilitate personalized information delivery. TIB/Rendezvous leverages the networking protocols of the Internet to offer a variety of service levels such as broadcast and store-and-forward messaging. This product also offers a variety of services that complement the messaging function, such as fault tolerance. TIB/Rendezvous provides efficient networking and high scalability, and can be embedded in an enterprise's existing information system.

  . TIB/ETX is a transaction-based messaging system designed for use in environments that require a greater degree of transaction management and control than is provided by a standard messaging solution. TIB/ETX incorporates patented technology we license from Reuters, and complements the protocols provided by TIB/Rendezvous by providing a transactional form of publish/subscribe messaging similar to traditional communication models.

  . TIB/ObjectBus is our object request broker, or ORB, product. ORBs enable computer systems to operate more efficiently by employing reusable, self-contained pieces of software code known as objects. TIB/ObjectBus allows TIB/ActiveEnterprise to integrate with CORBA 2.0, a major programming standard for object-oriented applications. TIB/ObjectBus can be fully integrated with our messaging software, combining the efficiency of an object oriented computing model with the scalability, performance and ease of use benefits of TIB/Rendezvous.

Connectivity

  TIB/Adapters are our software components that link applications to the TIB environment, thus enabling these applications to communicate with each other. We take an innovative approach to application integration by using a TIB/Adapter as the single point of integration for the application. Our TIB/Adapter products are as follows:

  . Standard TIB/Adapters connect several leading enterprise applications and complementary middleware products to the TIB environment. We offer a series of standard TIB/Adapters designed to link applications and other software by SAP, Siebel Systems, PeopleSoft, IBM and Oracle, among others, to the TIB.

  . TIB/Adapter SDK is our software toolkit that allows our customers and systems integrators to build custom TIB/Adapters to link applications to the TIB environment. This product provides a common framework for the rapid development of new TIB/Adapters.

Information Transformation and Flow Management

  In order to facilitate the efficient movement of information across enterprise applications, a solution must have the ability to translate content from one format to another and to apply business rules that govern the manner in which information flows between applications. Our transformation and flow management products translate data from each application into a shared model that is understood by other applications throughout the enterprise as described below:

  . TIB/MessageBroker is our scalable message routing and transformation system. TIB/MessageBroker combines and transforms data from applications into formats and protocols that can be understood by other applications, and routes data according to business rules defined by the enterprise. TIB/MessageBroker also allows an enterprise to conduct transactions and exchange information with customers and business partners by translating the information as needed for usage by both parties. Unlike many competing technologies, TIB/MessageBroker requires no independent database or third-party messaging system.

  . TIB/IntegrationManager controls the flow of information among components in the TIB/ActiveEnterprise environment. TIB/IntegrationManager allows the enterprise to define business rules that govern where information should go and under what conditions. TIB/IntegrationManager coordinates the message transport and transformation functions of TIB/ActiveEnterprise.

Content Display

  To conduct business in real-time, an enterprise must have the ability to provide a simple display tool for users to access and view business event information. Our products in this area are designed to combine information from the TIB/ActiveEnterprise environment with content from external sources, such as web pages, to create an integrated display that can be personalized to the specific needs of the end-user. Our content display products are described below:

  . TIB/ContentBroker aggregates information from enterprise applications, corporate web sites and other content sources based on an enterprise's preferences, and delivers the requested information, including event notifications, directly to users' desktops as soon as it becomes available. TIB/ContentBroker reduces the need for enterprises to support multiple end-user interfaces that allow users to request information from various sources.

  . TIB/EventConsole is a display for users to view the content aggregated by TIB/ContentBroker. TIB/EventConsole provides personalized notifications from enterprise information sources, including databases, document servers, web servers, enterprise resource planning systems and legacy systems, directly to the desktops of the appropriate users. TIB/EventConsole also enables users to receive up-to-date information remotely.

Monitoring and Management

  TIB/Hawk is our product for monitoring and managing applications. Through an intuitive graphical user interface, TIB/Hawk can be configured to monitor system and application parameters in a local or wide area network and act autonomously when pre-defined conditions occur. For example, upon the occurrence of a particular event, TIB/Hawk can send an alarm to the TIB/Hawk display or through e-mail or a pager, and can run preset responses. System events are viewed through a display application that, through the use of publish/subscribe messaging, can operate anywhere on the network and in multiple locations simultaneously without any change in system configuration. TIB/Hawk uses network resources only when processing exceptions to preset rules or parameters, significantly reducing management and monitoring overhead.

                       TIB/ActiveEnterprise Product Suite

  Our TIB/ActiveEnterprise products are depicted in the following diagram:

  [Set forth below is a visual representation of our TIB/ActiveEnterprise products and the words:

    . Allows multiple distinct applications, web sites, databases and other content sources to be integrated and managed in real-time.

    . Facilitates the distribution of information and integration of business processes by connecting each application through patented technology called The Information Bus or the TIB.

    . Enables enterprises to extend their information infrastructures across the Internet.]



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

                                   TIBCO.net

  As part of our strategy to extend the reach of TIB/ActiveEnterprise, TIBCO.net provides a solution for the creation, monitoring and administration of demanding, high-performance platforms for e-business services, such as Internet or enterprise portals or corporate web sites. Using TIB/ActiveEnterprise, we can create real-time, scalable portals for our customers, such as the financial information portal we created for Yahoo!. TIBCO.net allows our customers to combine internal business systems with external content, such as news or market pricing data. Our customers in turn can bundle this information for real-time delivery to their customers, suppliers, partners and employees. In addition, TIBCO.net provides our customers with the ability to integrate and deliver business information in real-time across the Internet through our reliable multicast technology.

  TIBCO.net represents a further evolution of TIB/ActiveEnterprise for use in Internet-enabled businesses. TIBCO.net is offered to our customers either as a TIBCO-hosted service, providing time-to-market advantages, or as a package of products and services for implementation at the customer's site.

  TIBCO.net, through its implementation of TIB/ActiveEnterprise, supports a broad range of communications methods and protocols enabling the delivery of information through a wide range of devices and presentation technologies, including Internet browsers, pagers, hand-held computers and digital cellular phones.

  By applying our experience in supplying real-time information, we have developed several services and products that enterprises can use to create comprehensive content distribution systems. We can offer companies the ability to provide their users with access to information from a variety of web pages that can be accessed using TIB/ContentBroker. In addition, we can assist our customers in securing access to popular news and information services from Reuters and other information providers.

  We are currently developing TIB/Adapters in order to provide access to several additional information sources, pertaining to finance, travel, sports, weather and healthcare.

                                    Services

Professional Services

  Our professional services offerings include a wide range of consulting services such as systems planning, architecture and design, custom development and systems integration for the rapid deployment of our TIB/ActiveEnterprise products. We offer professional services with the initial deployment of our products, as well as on an ongoing basis to address the continuing needs of our customers. Our professional services staff is located in Palo Alto, Virginia, London and Sydney, enabling us to perform installations and respond to customer demands rapidly across the Americas, Europe and Asia. As of February 28, 1999, our professional services group consisted of 104 employees, including individuals with domain expertise in the telecommunications, energy and other industries. Many of our professional services employees have advanced degrees and/or substantial industry expertise in systems architecture and design. We expect that the number of service professionals and the scope of the services offered will increase as we continue to address the expanding enterprise infrastructure needs of large organizations.

  We have established working relationships with several leading professional service organizations and system integrators, including Deloitte Consulting, EDS, Ernst & Young, Compaq Services and Sapient, to cooperate in the deployment of our products to clients. These relationships help promote our TIB/ActiveEnterprise product suite and provide additional technical expertise to enable us to provide the full range and volume of professional services our customers require to deploy TIB/ActiveEnterprise.

Maintenance and Support

  We offer an array of software maintenance and support services to our customers. Our

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

support organization provides services seven days a week, twenty-four hours a day. We have a worldwide support organization with key operations centers in Palo Alto, London and Sydney to ensure global coverage for our customers. These centers provide the infrastructure for our around-the-clock call centers and hotline support.

  We offer a range of support packages that allow our customers to choose the level of support that fits the needs and budgets of their organizations. Customers also have access to on-site support which is charged on a time and materials basis.

Training

  We provide training for customer personnel at our main office as well as at customer locations. We also provide training for our professional services partners to enhance their effectiveness in integrating our products. In addition, we develop custom education programs to address the specific needs of individual customers and partners.

                        Users of TIBCO Software Products

  TIBCO Software's customer base includes businesses from many industries, including telecommunications, high-tech manufacturing and energy, as well as pharmaceuticals, retail, general manufacturing and the Internet. The following is a partial list of users of our products in the telecommunications, high-tech manufacturing, energy and other industries, each of which accounted for an aggregate of at least $500,000 of our revenue in fiscal 1997 and 1998, as well as users of our products in the financial services market:

Telecom                       Energy                     Financial Services
-------                       ------                     ------------------
Ericsson                      Chevron                    BNP
PageNet                       Marubeni                   Bank of Tokyo
Telia                         Mobil                      Cedel Global Services
                              Pacific Power              DG Bank
High-Tech Manufacturing                                  E*TRADE
-----------------------       Internet and Other         Fidelity
3Com                          ------------------         Goldman Sachs
Hyundai                       Bechtel                    Morgan Stanley
Intel                         Glaxo Wellcome             The Nasdaq Stock
Lucent                        Intuit                     Market
Motorola                      Yahoo!                     Nomura
NEC                                                      Compaq
Philips Medical                                          Standard Chartered
TSMC                                                      Bank
UMC

  Under the terms of our license agreement with Reuters, we are generally required to sell our products to companies in the financial services market through third-party distributors and systems integrators. Reuters is the exclusive distributor of our products in that market, subject to limited exceptions. See "Relationship with Reuters and Certain Transactions-- Intercompany Agreements--License, Maintenance and Distribution Agreement with Reuters". All financial services companies listed in the above table other than Cedel Global Services purchased our products through Reuters.

  Our contract with Cedel Global Services, a company that provides services to the finance industry, was assigned to us by Reuters effective January 1, 1998, and we sell our products and consulting services directly to Cedel Global Services pursuant to an exception in our license agreement with Reuters. In fiscal 1998, Cedel Global Services accounted for 17% of our revenue. Our contract with Cedel Global Services expires in December 2000. In addition, in fiscal 1997, NEC accounted for 17% of our revenue. No other trade customer accounted for more than 10% of our revenue in either fiscal 1998 or fiscal 1997.

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

                              Sales and Marketing

Sales

  We currently market our software and services primarily through a direct sales organization, complemented by indirect sales channels. As of February 28, 1999, our direct sales force included 24 commissioned sales representatives located in 7 U.S. cities and in 8 locations internationally across North America, Europe and Asia. We have established distribution and licensing relationships with several strategic hardware vendors, database providers, software and toolset developers, systems integrators and implementation consultants. We have also developed alliances with key solution providers to target vertical industry sectors, including health care, telecommunications, and manufacturing.

  Under the terms of our license agreement with Reuters, we generally cannot sell our products directly into the financial services market. Accordingly, we generally sell our products to companies in the financial services industry through third-party distributors and systems integrators. Reuters is the exclusive distributor of our products in that market, subject to limited exceptions. See "Relationship with Reuters and Certain Transactions-- Intercompany Agreements--License, Maintenance and Distribution Agreement with Reuters". We believe that our distribution relationship with Reuters, a global news and information group, has strengthened the penetration of our products in the financial services industry. Product fees from Reuters on its sales of our products in the financial services industry accounted for 13% of our revenue in the first quarter of fiscal 1999, 6% of our revenue in fiscal 1998 and less than 1% of our revenue in fiscal 1997.

Marketing

  We utilize a wide variety of marketing programs which are intended to attract potential customers and to promote TIBCO Software and its brand names. We use a mix of market research, analyst updates, seminars, direct mail, print advertising, trade shows, speaking engagements, public relations, customer newsletters, and web site marketing in order to achieve these goals. Our marketing department also produces collateral material for distribution to potential customers including presentation materials, white papers, brochures, and fact sheets. We also host annual user conferences for our customers and provide support to our channel partners with a variety of programs and training and product marketing support materials.

                    Information Technology Advisory Council

  We have assembled an Information Technology Advisory Council composed primarily of chief information officers from leading Fortune 500 manufacturing and financial companies. The Information Technology Advisory Council meets at least semiannually to review our design plans and products and to provide us with specific feedback on our technology applications and market focus.

                              Product Development

  We have been granted a perpetual, royalty-free license to the underlying TIB messaging technology as it existed on December 31, 1996. See "Relationship with Reuters and Certain Transactions--Intercompany Agreements--License, Maintenance and Distribution Agreement with Reuters". We have concentrated our product development efforts since then both on enhancing this licensed technology and on developing new products. We expect that most of our enhancements to existing products and new products will be developed internally. However, we will evaluate on an ongoing basis the acquisition of externally developed technologies for integration into our product lines.

  We expect that a substantial majority of our research and development activities will be related to developing enhancements and extensions to our TIB/ActiveEnterprise product lines. Historically, our product development efforts were focused on creating the TIB/ActiveEnterprise solution. Our development focus has now shifted to expanding the number of available TIB/Adapters and developing additional pre-packaged integration solutions for specific markets.

  As of February 28, 1999, there were 108 employees in our research and development organization. We expect that we will continue to commit significant resources to product development in the future. To date, all product development costs have been expensed as incurred.

                                  Competition

  The market for our products and services is extremely competitive and subject to rapid change. In addition, we compete with various providers of single components of application integration solutions, including IBM, New Era of Networks, Iona and BEA with respect to messaging components and Vitria, CrossWorlds, STC and Active Software with respect to other components. We believe that of these companies, IBM has the potential to offer the most complete set of products for application integration. We also face competition for certain aspects of our product and service offerings from major systems integrators. We expect additional competition from other established and emerging companies. In addition, we may face pricing pressures from our current competitors and new market entrants in the future. We believe that the competitive factors affecting the market for our products and services include product functionality and features; quality of professional services offerings; product quality, performance and price; ease of product implementation; quality of customer support services; customer training and documentation; and vendor and product reputation. The relative importance of each of these factors depends upon the specific customer environment. Although we believe that our products and services currently compete favorably with respect to such factors, we may not be able to maintain our competitive position against current and potential competitors.

  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and that future competition may harm our business and operating results. If we are not successful in developing enhancements to existing products and new products in a timely manner, achieving customer acceptance or generating higher average selling prices, our gross margins may decline, and our business and operating results may suffer.

  Our license agreement with Reuters does not prohibit Reuters from providing enterprise infrastructure software products and services in competition with us. Reuters currently sells our products to financial services companies and creates products based on the TIB technology specifically for financial services companies. In addition, pursuant to the license agreement, Reuters has access to the source code for our products. Although Reuters currently does not create TIB-based products designed for general use in all markets, if Reuters were to decide to begin providing information integration products and services in our markets, we would face additional competition for such customers.

                             Proprietary Technology

  Our success is dependent upon our proprietary software technology. We license the patents for the TIB technology underlying some of our TIB/ActiveEnterprise products, including TIB/Rendezvous and TIB/ETX, from Reuters. Consequently, we can assert infringement of these products only through Reuters or with the consent of Reuters. While we have pending patent applications, we do not currently have any issued patents and rely principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements to protect our technology. We also believe that factors such as the technological and creative skills of our personnel, product enhancements and new product developments are essential to establishing and maintaining a technology leadership position. We enter into confidentiality and/or license agreements with our employees, distributors and customers, and limit access to and distribution of our software, documentation and other proprietary information. Nevertheless, the steps we have taken may fail to prevent misappropriation of our technology, and the protections we have may not prevent our competitors from developing products with functionality or features similar to our products. Furthermore, third parties might independently develop competing technologies that are substantially equivalent or superior to our technologies. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. If we fail to protect our proprietary technology, our business could be seriously harmed.

  Although we do not believe our products infringe the proprietary rights of any third parties, third parties may nevertheless assert infringement claims against us or our customers in the future. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, whether resolved in our favor or not, would cause us to incur substantial costs and divert our management resources from productive tasks, which could harm our business. Parties making claims against us could secure substantial damages, as well as injunctive or other equitable relief which could effectively block our ability to license our products in the United States or abroad. Such a judgment could seriously harm our business. If it appears necessary or desirable, we may seek licenses to intellectual property if we believe that our technology potentially infringes on such technology. We may not, however, be able to obtain such licenses on commercially reasonable terms or at all, and the terms of any offered licenses might not be acceptable to us. The failure to obtain necessary licenses or other rights could seriously harm our business. As the number of software products in our industry increases and the functionality of those products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, would probably be time consuming and expensive to defend, and could seriously harm our business. We are not aware of any currently pending claims that our products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties.

                                   Employees

  As of February 28, 1999, we employed 306 persons, including 66 in sales and marketing, 108 in research and development, 28 in finance and administration and 104 in client services and technical support. Of our 306 employees, 29 were located in Europe, 21 in Australia and 2 in Asia. We believe that our relationship with our employees is good.

                               Legal Proceedings

  From time to time we have been subject to legal proceedings and claims in the ordinary course of business. We are not now involved in any material legal proceedings.

                                   Facilities

  We lease approximately 93,000 square feet in a single office building located in Palo Alto, California. We also lease office space in Virginia and Australia and in various cities in the United States and internationally to support our sales and marketing personnel worldwide. We believe that our existing facilities are adequate to meet our current and foreseeable requirements, or that suitable additional space will be available on commercially reasonable terms.

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information with respect to our executive officers and directors as of the date of this prospectus.

Executive Officers and Directors

           Name            Age                    Position(s)
 ------------------------- --- -----------------------------------------------
    Vivek Y. Ranadive       41 President, Chief Executive Officer and Chairman
                               of the Board
    Paul G. Hansen          49 Executive Vice President, Finance and Chief
                               Financial Officer
    Rajesh U. Mashruwala    47 Executive Vice President, Sales and Marketing
                               Executive Vice President, General Counsel and
    Robert P. Stefanski     37 Secretary
                               Executive Vice President, Engineering and
    Richard M. Tavan        50 Operations
    Christopher G. O'Meara  41 Vice President, Finance
    Yogen K. Dalal (1)      49 Director
    Edward R. Kozel (1)     43 Director
    Donald J. Listwin (2)   40 Director
    Larry W. Sonsini (2)    58 Director
    David G. Ure            51 Director
    Phillip E. White (2)    56 Director
    Philip Wood (1), (2)    44 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Vivek Y. Ranadive has served as President, Chief Executive Officer and Chairman of the Board of TIBCO Software since its inception in January 1997. From 1985 to 1997, Mr. Ranadive served as the Chairman and CEO of Teknekron. In addition, Mr. Ranadive served as President, Chief Executive Officer and Chairman of the Board of TFT from its inception until December 1998.
Mr. Ranadive received his B.S. in electrical engineering and computer science and his M.S. in engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard University.

  Paul G. Hansen has served as Executive Vice President and Chief Financial Officer of TIBCO Software since July 1998. From 1984 to July 1998, Mr. Hansen held various positions at Adaptec, Inc., a publicly-traded supplier of bandwidth management solutions, including Vice President, Finance, Chief Financial Officer and Assistant Secretary from 1988 to July 1998. Mr. Hansen received his B.S. in business from the State University of New York.

  Rajesh U. Mashruwala has served as Executive Vice President, Sales and Marketing of TIBCO Software since March 1997. From February 1995 to March 1997, Mr. Mashruwala held various positions at TIBCO Software and TIBCO Inc., including Vice President, Enterprise Business Applications of TIBCO Software. From October 1993 to February 1995, Mr. Mashruwala was President of Media Computer Technology, Inc., a provider of magnetic and optical media products. Mr. Mashruwala received his degree in engineering from the Indian Institute of Technology, Bombay and his M.S. in engineering from the University of California, Berkeley.

  Robert P. Stefanski has served as Executive Vice President, General Counsel of TIBCO Software since May 1998 and as Secretary of TIBCO Software since May 1997. From November 1996 to March 1998, Mr. Stefanski was the Director of Intellectual Property for Reuters America, Inc., an affiliate of ours. From September 1989 to November 1996, Mr. Stefanski was an associate with the law firm of Weil, Gotshal & Manges. Mr. Stefanski received his B.S. in mathematics from Northern Michigan University and his M.S.

in engineering and his J.D. from the University of Michigan.

  Richard M. Tavan has served as Executive Vice President, Engineering and Operations of TIBCO Software since January 1997. From November 1986 to January 1997, Mr. Tavan held various positions at TIBCO Inc., including Vice President, Engineering. From June 1983 to November 1986, Mr. Tavan was Director of Engineering for 3Com Corporation. Mr. Tavan received his B.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.

  Christopher G. O'Meara has served as Vice President, Finance, of TIBCO Software since August 1998. From June 1992 to July 1998, Mr. O'Meara was Corporate Vice President and Treasurer at Adaptec. Mr. O'Meara received his B.A. in economics from Stanford University and his M.B.A. from Northwestern University.

  Yogen K. Dalal has been a director of TIBCO Software since December 1997. Since September 1991, Mr. Dalal has been a Partner of Mayfield Fund, a venture capital firm. Mr. Dalal is a director of BroadVision, Inc., a supplier of Internet business applications, and several privately-held companies. Mr. Dalal received his B.S. in electrical engineering from the Indian Institute of Technology, Bombay and his M.S. and Ph.D. in electrical engineering from Stanford University.

  Edward R. Kozel has been a director of TIBCO Software since May 1997. Mr. Kozel is a director of Cisco Systems, and served in various capacities at Cisco from 1989 through April 1998, most recently as Chief Technology Officer and Senior Vice President Business Development.

  Donald J. Listwin has been a director of TIBCO Software since October 1998. Since February 1990, Mr. Listwin has been with Cisco Systems, Inc., where he has held a variety of positions and is currently an Executive Vice President. Mr. Listwin also serves on the board of directors of Software.com and E-Tek Dynamics. Mr. Listwin received his B.S. in electrical engineering from the University of Saskatchewan, Canada.

  Larry W. Sonsini has been a director of TIBCO Software since May 1997. Mr. Sonsini has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati since 1966 and currently serves as the Chairman of the firm's Executive Committee. Mr. Sonsini also serves as a director of Lattice Semiconductor Corporation, Novell, Inc. and Pixar. Mr. Sonsini received A.B. and L.L.B. degrees from the University of California, Berkeley.

  David Ure has been a director of TIBCO Software since March 1997. Since 1968, Mr. Ure has been employed by Reuters and is currently Executive Director at Reuters. Mr. Ure currently serves on the boards of directors of Reuters and Woolwich, a publicly-traded provider of diversified personal financial services in the United Kingdom. Mr. Ure received his B.A. in history from Merton College, Oxford University.

  Phillip E. White has been a director of TIBCO Software since May 1997. Since August 1997, Mr. White has been President of Marketing Consultants. From January 1989 to July 1997, Mr. White was the Chief Executive Officer of Informix Software, Inc., a provider of innovative database products. Mr. White currently serves on the board of directors of Legato Systems, a storage management software provider, Adaptec and several privately held companies. Mr. White received his B.A. in business from Illinois Wesleyan University and his M.B.A. from Illinois State University.

  Philip Wood has been a director of TIBCO Software since our inception. Since September 1990, Mr. Wood has been employed by Reuters and currently serves as Deputy Finance Director. Prior to joining Reuters in September 1990, Mr. Wood was a partner at Price Waterhouse. Mr. Wood is currently a director of TFT, Instinet Corporation and several other subsidiaries of Reuters. Mr. Wood received his M.A. in physics from Balliol College, Oxford University.

  Pursuant to a stockholders' agreement among us, Reuters and certain of our other stockholders, Messrs. Ure and Wood were selected to serve on our board of directors by

Reuters; Messrs. Kozel and Listwin were selected by Cisco; and Messrs. Dalal, Sonsini and White were selected by Mr. Ranadive. Following this offering, Reuters will have the right under a stockholders agreement to nominate three of our nine directors so long as it holds 40% or more of our outstanding shares of voting stock. If Reuters holds less than 40% but at least 25% of our voting shares, Reuters will have the right to nominate two directors. If Reuters holds less than 25% but at least 10% of the issues and outstanding voting shares, Reuters will have the right to nominate one director. If the total number of our directors is increased, Reuters will have the right to nominate the lowest number of directors such that Reuters-nominated directors constitute at least that portion of our board of directors that Reuters could have nominated under the foregoing rights if our board consisted of nine directors. See "Relationship of Reuters and Certain Transactions--Stockholders Agreement". There is currently one vacancy on our board of directors. Reuters intends to nominate a director to fill the vacancy prior to the consummation of this offering.

  Each officer serves at the discretion of our board of directors. There are no family relationships among any of our directors or officers.

Director Compensation

  Our Director Stock Option Plan provides for automatic grants of options to purchase common stock to our directors who are not also our employees. See "-- Stock Plans--Director Stock Option Plan". Directors do not receive any cash compensation for serving on our board of directors.

Committees of the Board of Directors

  Our board of directors has had standing audit and compensation committees, which assist the board of directors in the discharge of its responsibilities.

  The audit committee reports to our board of directors regarding the appointment of our independent public accountants, the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. Members of the audit committee are elected by the board and serve for one-year terms. The audit committee currently consists of Messrs. Dalal, Wood and Kozel.

  The compensation committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers our stock option plan. Following this offering, Reuters will have the right to nominate one member of our compensation committee. Members of our compensation committee other than the Reuters representative are appointed by the board of directors and serve one-year terms. The compensation committee currently consists of Messrs. Listwin, Wood, Sonsini and White.

Compensation Committee Interlocks and Insider Participation

  During fiscal 1998, our compensation committee consisted of Messrs. Listwin and White and Simon Yencken, one of our former directors. Neither Mr. Listwin nor Mr. Yencken were our employees or employees of our subsidiaries during fiscal 1998 or at any time prior to fiscal 1998. Since August 1997, Mr. White has provided consulting services to us. In connection with these consulting services, we paid $314,000 to Mr. White and granted him options to purchase 300,000 shares of our common stock in fiscal 1998. In fiscal 1998, we also granted to Mr. White options to purchase 100,000 shares of common stock for serving as a director. In fiscal 1997, we paid $79,000 to Mr. White and granted him options to purchase 400,000 shares of our common stock for consulting services rendered.

  During fiscal 1998, Mr. Ranadive, our President, Chief Executive Officer and Chairman, served as President, Chief Executive

Officer and Chairman of TFT. Mr. Yencken was also an executive officer and director of TFT during fiscal 1998.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director, except for liability for:
(i) any breach of the duty of loyalty to the corporation or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law; or (iv) any transaction from which the director derived an improper personal benefit. See "Description of Capital Stock--Limitation of Liability; Indemnification".

  Our bylaws provide that we must indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Limitation of Liability;
Indemnification".

  We have entered into agreements to indemnify our directors and officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. Under these agreements, we are obligated, among other things, to indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of us, arising out of such person's services as our director or officer, any subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

  At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Key Employees

  The following table sets forth certain information with respect to some of our key employees as of the date of this prospectus.

              Name                            Position(s)
  -------------------- ---------------------------------------------------------
  Frank J. Bergandi    Vice President, Sales--Americas
  Tugrul Firatli       Vice President, Telecommunications & Networking Solutions
  Thomas W. Jasek      Senior Vice President, Business Development
  Thomas Joseph        Chief Technology Officer
  Ginger M. Kelly      Corporate Controller and Chief Accounting Officer
  Kevin Korpak         Vice President, Central Region
  Thomas Kucher        Vice President, Eastern Region
  Julian H. Lloyd      Vice President, Professional Services Group
  Fredrick G. Meyer    Vice President, Product Management
  Richard J. O'Donnell Vice President, Corporate Marketing
  Dennis R. Page       Vice President, TIB Technology
  Stephen J. Rom       Vice President, Telecommunications Sales--Americas
  Darby E. Siempelkamp Vice President, Human Resources
  Murat K. Sonmez      Vice President and General Manager, EMEA
  Vijay N. Tella       Vice President, Engineering

                Executive Compensation and Employment Agreements

  The following table sets forth information concerning the compensation received for services rendered to us during fiscal 1998 by our current Chief Executive Officer and our four other most highly compensated executive officers during the year ended November 30, 1998 whose salary and bonus for fiscal 1998 equaled or exceeded $100,000, whom we refer to as the "named executive officers":

                           Summary Compensation Table

                                                      Long-Term
                                     Annual          Compensation
                                  Compensation          Awards
                                -------------------- ------------
                                                      Securities
                                                      Underlying   All Other
 Name and Principal Positions    Salary     Bonus(1)   Options    Compensation
 ----------------------------   --------    -------- ------------ ------------
Vivek Y. Ranadive.............. $375,250(2) $200,000   465,000           --
 President, Chief Executive
 Officer and Director
Paul G. Hansen.................   88,141(3)   55,000   900,000           --
 Executive Vice President and
 Chief Financial Officer
Rajesh U. Mashruwala...........  188,333      85,000   125,000           --
 Executive Vice President,
 Sales and Marketing
Robert P. Stefanski............  159,375(4)   75,000    36,000       41,430(5)
 Executive Vice President,
 General Counsel and Secretary
Richard M. Tavan...............  202,404      65,000    72,000           --
 Executive Vice President,
 Engineering and Operations

--------
(1) Includes amounts earned in fiscal 1998, but deferred until a later year.
(2) We were reimbursed $226,450 of this amount by Reuters for time Mr. Ranadive spent working on matters for TFT.
(3) Mr. Hansen began his employment with us as Executive Vice President and Chief Financial Officer in July 1998. His current salary is $265,000 per year.
(4) Mr. Stefanski began his employment with us as Executive Vice President and General Counsel in March 1998. His current salary is $245,000 per year.
(5) Represents amount reimbursed for relocation expenses.

  The following table sets forth information as to options granted to all named executive officers during the fiscal year ended November 30, 1998.

                       Option Grants in Last Fiscal Year

                                                                          Potential Realizable
                         Number of        Percent                           Value at Assumed
                         Securities       Total                                Annual Rate
                         Underlying      Options                          of Stock Appreciation
                          Options       Granted to   Exercise              for Option Term (3)
                          Granted       Employees    Price Per Expiration ---------------------
          Name             (#)(1)     in Fiscal Year Share (2)    Date       5%         10%
          ----           ----------   -------------- --------- ---------- ---------------------
Vivek Y. Ranadive.......  465,000           5.3%       $0.50    4/01/08    $146,218  $  370,545
Paul G. Hansen..........  900,000(4)       10.3         1.30    7/27/08     734,806   1,864,679
Rajesh U. Mashruwala....  125,000           1.4         0.50    4/01/08      39,306      99,609
Robert P. Stefanski.....   36,000(5)        0.4         0.50    4/01/08      11,320      28,687
Richard M. Tavan........   72,000           0.8         0.50    4/01/08      22,640      57,375

--------
(1) These options to purchase shares of common stock were granted under our 1996 Stock Option Plan and, unless otherwise indicated, provide for vesting as to 20% of the underlying common stock one year after the date of grant, then ratably over a period of 48 months thereafter.
(2) Options were granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant, as determined by our board of directors.
(3) These columns show the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.
(4) 75,000 of these options vested on the date of grant with the remainder vesting as to 20% of the underlying common stock one year after the date of grant then ratably over 48 months thereafter.
(5) Mr. Stefanski also has the right to purchase 160,000 shares of our common stock at a weighted average price per share of $0.36 pursuant to Reuters/TFT Employee Stock Purchase Arrangements described below under "Relationship with Reuters and Certain Transactions--Reuters/TFT Employee Stock Purchase Arrangements".

  The following table sets forth information with respect to unexercised options held by the named executive officers as of November 30, 1998.

   Aggregate Stock Option Exercises In Fiscal 1998 and Fiscal Year-End Values

                                                  Number of Securities
                                                       Underlying            Value of Unexercised
                           Shares                 Unexercised Options        In-the-Money Options
                          Acquired                at November 30, 1998      at November 30, 1998(1)
                         on Exercise  Value   ---------------------------- -------------------------
          Name           (#) Shares  Realized Exercisable Unexercisable(2) Exercisable Unexercisable
          ----           ----------- -------- ----------- ---------------- ----------- -------------
Vivek Y. Ranadive.......      --     $   --    5,888,889     1,742,778     $8,538,889   $2,434,028
Paul G. Hansen..........   76,923        --          --        823,077            --       370,385
Rajesh U. Mashruwala....      --         --       96,666       378,334        140,166      523,584
Robert P. Stefanski.....   80,000     16,000     10,000        246,000         14,500      349,500
Richard M. Tavan........      --         --          --         72,000            --        90,000

--------
(1) Calculated by determining the difference between the exercise price and the deemed fair market value of the securities underlying the options on November 30, 1998 of $1.75 per share.
(2) Unvested options are immediately exercisable upon grant, provided that upon the optionee's cessation of service, any unvested shares are subject to repurchase by us at the original exercise price paid per share.

  All of our executive officers are employed at-will. However, Mr. Ranadive's employment may only be terminated upon 120 days written notice and Mr. Stefanski's employment may only be terminated upon six months written notice pursuant to agreements entered into with us. All other employees may be terminated without cause upon two weeks written notice or with cause at any time.

  Each of our executive officers is a party to our standard non-disclosure agreement. Under the non-disclosure agreements, for one year following their termination, our employees agree not to solicit any other employee to leave the company. The employees also agree not to disclose any confidential information that they obtained during their employment to any third parties at any time during or subsequent to their employment. In addition, any inventions, discoveries or improvements created by the employees during their employment belong to us.

                                  Stock Plans

1996 Stock Option Plan

  Our 1996 Stock Option Plan, as amended and restated (the "1996 Plan"), provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for the grant to employees, officers, directors and consultants of nonstatutory stock options and provides eligible employees with the right to participate in a salary deferral employee stock purchase program ("ESPP") intended to qualify under Section 423 of the Code. The amended and restated 1996 Plan will be approved by our board of directors and our stockholders prior to this offering. Unless terminated sooner, the 1996 Plan will terminate automatically in May of 2009. A total of 30,451,636 shares of common stock has been reserved for issuance pursuant to the 1996 Plan, plus annual increases equal to the lesser of (i) 10,000,000 shares, or (ii) 3.5% of the outstanding shares on the first day of each fiscal year. An individual may be granted options to purchase a maximum of 1,500,000 shares of common stock each year, in addition to an option to purchase up to 1,500,000 shares in connection with that individual's commencement of service.

  The 1996 Plan will be administered by the compensation committee of our board of directors (the "Administrator"), which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options granted, including, but not limited to, the participants who will be granted options, the exercise price, the number of shares subject to each option, the exercisability thereof and the form of consideration payable upon such exercise. The board has the authority to amend, suspend or terminate the 1996 Plan, subject to shareholder approval when required by applicable law, provided that no such action may adversely affect any share of common stock previously issued and sold or any option previously granted under the 1996 Plan.

  Options granted under the 1996 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must generally be exercised within three months of the Optionee's separation of service from us, or within twelve months if such optionee's termination is due to the optionee's death or disability, but in no event later than the expiration of the option's ten year term. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1996 Plan will be determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the common stock on the date of grant and the term of any incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years.

  The 1996 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If an option is not assumed or substituted as described in the preceding sentence, each such option shall become fully vested and exercisable, including shares that would not otherwise be vested or exercisable, for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

  The ESPP permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation". The maximum number of shares a participant may purchase during a single purchase period is 2,000 shares.

  Employees are eligible to participate in the ESPP if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted a right to purchase stock under the ESPP.

  The ESPP provides for consecutive, overlapping, twenty-four month offering periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before June 30, 2001. Each offering period includes four six-month purchase periods.

  Amounts deducted and accumulated by participants are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the ESPP is generally 85% of the lower of the fair market value of the common stock (i) at the beginning of the offering period or (ii) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods.

  Participants may end their participation in the ESPP at any time during an offering period, at which time they will be refunded their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted pursuant to the ESPP are not transferable by a participant other than by will, or the laws of descent and distribution. The ESPP provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding right may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding rights, the offering period then in progress will be shortened and a new exercise date will be set.

  The board has the authority to amend or terminate the ESPP, except that no such action may adversely affect any outstanding rights to purchase stock under the ESPP. Notwithstanding the previous sentence, the board may terminate an offering period on any exercise date if the board determines that the termination of the offering period is in the best interests of the Company and its stockholders. Notwithstanding anything to the contrary, the board may in its sole discretion amend the ESPP to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants.

1998 Director Option Plan

  The 1998 Director Option Plan, as amended and restated (the "Director Plan"), provides that each director is eligible to participate in the Director Plan. The Director Plan will be adopted by our board of directors and stockholders prior to this offering. The Director Plan has a term of ten years from May 1999, but may be terminated sooner by the board. A total of 1,650,000 shares of our common stock have been reserved for issuance under the Director Plan, subject to adjustment in certain instances.

  The Director Plan provides for discretionary grant of options to employee directors and for non-discretionary grants of options to each non-employee director. Beginning on or about October 1, 1999, on January 1, April 1, July 1 and October 1 of each year, each non-employee director will receive automatic option grants of 10,000 shares of common stock. In addition, each of the three representatives of Reuters will be granted an initial option to purchase 100,000 shares of common stock prior to this offering.

  Each option will be fully vested on the date of grant and have a term of 10 years. The exercise price of all options shall be 100% of the fair market value per share of our common stock on the date of grant, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market.

  Options granted under the Director Plan are not generally transferrable by the director, except to the stockholder that nominated the director, if any. Options granted under the Director Plan must generally be exercised within three months of the date that director ceases to be a director or within twelve months if such termination is due to the optionee's death or disability.

  If it is determined that automatic annual option grants to non-employee directors that are subject to vesting will not result in unfavorable accounting consequences to us, then the Director Plan will be amended to change the quarterly automatic options grants that are fully vested to automatic annual option grants that are subject to vesting.

               RELATIONSHIP WITH REUTERS AND CERTAIN TRANSACTIONS

Relationship with Reuters

  We are the successor to a portion of the business of Teknekron Software Systems, Inc., which was acquired by Reuters in 1994. Teknekron subsequently changed its name to TIBCO Inc., and in January 1997, we were established as an entity separate from TIBCO Inc. We were formed to create and market software solutions for use in the integration of business information, processes and applications in all industries outside of the financial services market.

  TIBCO Inc. subsequently changed its name to TIBCO Finance Technology, Inc. and focuses its business on providing TIB-based software and custom solutions to the financial services and insurance industries. Through our license agreement with Reuters, Reuters is the exclusive distributor of our products in the financial services market, subject to limited exceptions.

  Following this offering, Reuters will own approximately   % of our
outstanding shares of common stock, but has agreed to limit its voting rights. See "--Stockholders Agreement".

Intercompany Agreements

License, Maintenance and Distribution Agreement with Reuters

  Prior to this offering, we will enter into an amended license, maintenance and distribution agreement (the "License Agreement") with Reuters and its wholly-owned subsidiary, TFT. The License Agreement provides for the license of technology and proprietary rights from Reuters to us, the license of technology from us to Reuters, the maintenance of the licensed technology, the right of Reuters to distribute our products and the related distribution fees and limitations on our business in the financial services industry, all as further described below.

  Intellectual Property Ownership. Reuters owns the underlying TIB intellectual property and technology, including the basic publish/subscribe technology, that was in existence on December 31, 1996 and that is incorporated into some of our TIB/ActiveEnterprise products including TIB/Rendezvous and TIB/ETX. We own all technology and related intellectual property rights, including patents, copyrights, trade secrets, trademarks and other similar rights, independently developed by us since our formation on January 1, 1997. This includes both new technology unrelated to the licensed TIB technology and enhancements and improvements to the licensed TIB technology. We also own our trademarks and tradenames, including TIBCO, TIB, The Information Bus and the names of our products. We license these marks back to Reuters royalty-free for use in TFT's trade name and in connection with the sale and marketing of our products and services and those of Reuters.

  License of Reuters Technology to Us. Under the terms of the License Agreement, we have been granted a perpetual, royalty-free license to the underlying TIB messaging technology in existence on December 31, 1996. The licensed TIB technology includes technology underlying some of our current products. The license includes rights to use the TIB technology to develop and maintain products, to provide services to customers relating to the licensed technology, and to sell, sublicense and distribute products utilizing the licensed technology both directly and through third party distributors, resellers and original equipment manufacturers. The license may not be unilaterally terminated, and Reuters may not grant to any non-affiliated third party a license to the TIB technology of substantially the same or broader scope than that granted to us. We may not assign or transfer our rights under the license without the consent of Reuters.

  Sales by Us in the Financial Services Market. The License Agreement prohibits us from using the technology we license from Reuters to create products which contain functionality or features specifically designed for use by financial services companies, or to assist third parties in doing so. However, we are not prevented under the license agreement from designing and selling to companies outside the financial services market products which are generally applicable to all fields, do not contain functionality or features specifically designed for use by financial services companies and are not specifically designed for use by a third party for the purpose of creating products or services for financial services companies. Financial services companies include entities engaged in commercial banking, investment banking, insurance and other financial services.

  Further, subject to the exceptions described below, the License Agreement prevents us from selling our products and services that are based on the technology we license from Reuters directly to financial services companies and from providing consulting or other services related to such products directly to such companies. Also, based on the exclusive distribution rights of Reuters, subject to the exceptions described below, for a fixed period of years, we are prevented from providing any other products or consulting services to financial services companies. We may, however, license our TIBCO.net products and services directly to all customers, including financial services market customers. We must pay Reuters a fee based on a percentage of our revenue from the sale of TIBCO.net products and services to financial services market customers. Our TIBCO.net products may not be specifically designed for use by financial services companies, but may include software for hosting stock quotes and other financial market data of the type we currently offer.

  We have an agreement with Cedel Global Services providing for an enterprise license to all of our products and for consulting and development services. Cedel provides settlement and clearing technology and services to banks in Europe and other countries. The Cedel agreement was assigned to us by Reuters, and is deemed to be an exception from the restrictions on the sale of our products and services to financial services market customers.

  License of Our Technology to Reuters. Since January 1997, when we were formed and the License Agreement became effective, we have substantially enhanced and further developed the licensed TIB technology and products. We have also created a significant number of new products and new technologies. The License Agreement provides Reuters with a perpetual, royalty-free license to embed the technology developed by us through December 2011 into its products and services. The License Agreement also provides Reuters with the right to internally use the technology developed by us during that period for embedding and other purposes. Although TFT is not authorized under the License Agreement to sell our products to non-financial services customers, Reuters and its other affiliates are authorized to do so.

  Distribution Relationship with Reuters. Reuters has the right to distribute our products to customers in the financial services market segment. Through December 2001, Reuters must pay us product fees based on a percentage of its revenue from the sale of licenses and maintenance for our products. This includes a minimum guarantee of $16 million payable in the remainder of calendar 1999, $18 million payable in calendar 2000 and $20 million payable in calendar 2001. On an annual basis beginning in 2002, Reuters may elect to extend the payment of minimum guarantees on an annual basis with minimum guarantees of at least 110% of the product fees actually paid in the prior year. If Reuters does not extend the payment of minimum guarantees, the restrictions against our direct sales to financial services customers will be removed with respect to certain of our software products that do not require customization or consulting services and the product fee rate Reuters must pay will decrease. However, we will still be prevented from using the licensed technology to design products specifically for the financial services market. Under the terms of the License Agreement, if the License Agreement is materially breached by us, or if the financial services market restrictions or exclusive distribution terms are determined to be invalid by a court, the minimum product fee guarantees will terminate and the product fee rates paid to us by Reuters will decrease. In addition, if we elect to sell products or provide services directly to companies in the financial services market after the term of our exclusive distribution relationship with Reuters, any minimum product fee guarantees will immediately terminate and the product fee rates paid to us by Reuters will decrease.

  We have agreed to provide maintenance and support to Reuters and its customers that acquire our products and have purchased maintenance. So long as Reuters is required to pay us a minimum guarantee, we must maintain, at no charge to Reuters, at least 10 full-time employees for maintenance, marketing and technical support for our products sold by Reuters. Reuters pays us a fee for maintenance of our products at the same rate it pays on sales of our products.

  Use of Third Party Distributors in the Financial Services Market. Reuters is our exclusive distributor in the financial services market, subject to certain exceptions. We are permitted under the license agreement to use other distributors and resellers to distribute and sell our products to financial services market customers, provided that we do not appoint these distributors to sell primarily into the financial services market. When we realize revenue from sales by our third-party distributors of our products to financial services companies (other than sales through original equipment manufacturers), we must pay Reuters a significant portion of such revenue. We are not required to pay any product fees on sales of our products in the financial services market by original equipment manufacturers who have embedded or bundled our products with their own. Our third party distributors may include value-added resellers and systems integrators who provide substantial consulting services in connection with the sale of our products. We have agreed to assist Reuters in establishing distribution relationships directly with any of our third-party distributors that sell our products in the financial services market.

Stockholders Agreement

  We will enter into an amended and restated stockholders agreement with Reuters, Cisco Systems, Mayfield and Vivek Ranadive. Under the stockholders agreement, Reuters has agreed to limit its right to vote its shares of our stock such that the votes cast by Reuters will not represent more than 49% of the total votes eligible to be cast in any matter submitted to a vote of our stockholders. In accordance with the terms of the stockholders agreement, any shares held by Reuters that exceed 49% of our outstanding stock will be voted by us in the same proportion as all shares held by stockholders other than Reuters.

  Reuters has the right under the stockholders agreement to nominate three of our nine directors so long as it holds 40% or more of our outstanding shares of voting stock. If Reuters holds less than 40% but at least 25% of our voting shares, Reuters will have the right to nominate two directors. If Reuters holds less than 25% but at least 10% of our issued and outstanding voting shares, Reuters will have the right to nominate one director. If the total number of our directors is increased, Reuters will have the right to nominate the lowest number of directors such that Reuters-nominated directors constitute at least that portion of our board of directors that Reuters could have nominated under the foregoing rights if our board consisted of nine directors. So long as Reuters has the right to nominate at least one director, Reuters will also have the right to nominate one member of our compensation committee. Stockholders that will hold a majority of our outstanding stock following this offering have agreed to vote their shares in favor of the Reuters nominees.

  In addition, under the stockholders agreement, so long as Reuters owns 30% or more of our voting shares, we will be required to obtain the consent of Reuters in order to consummate any of the following transactions:

  .The issuance of our equity securities or securities convertible into, exchangeable for, or options or rights to acquire our equity securities in any calendar year in excess of 5% of our outstanding capital stock on December 31 of the prior year, or in any three-year period in excess of 10% of our outstanding capital stock at the beginning of the period. This limitation will not apply to securities issued under our equity compensation plans or securities issued in acquisitions permitted under the stockholders agreement without the consent of Reuters.

  .Any merger, consolidation, share exchange, any sale, lease, exchange or other dissolution of all or any substantial part of our assets.

  .Any acquisition by us, whether by merger, stock purchase, asset purchase or otherwise, of any business or entity where the value of the acquisition is in excess of either 15% of our market capitalization or 15% of our total revenues in the last twelve months, provided that in each case such amount exceeds $75,000,000.

  Under the stockholders agreement, the holders of 91,420,304 shares of common stock as of March 31, 1999 or their permitted transferees are entitled to certain rights with respect to registration of all shares held by such holders (the "registrable securities") under the Securities Act. Under these registration rights, beginning 270 days following the closing of this offering, certain holders of a majority of the then outstanding registrable securities may require that we register their shares for public resale, provided that the anticipated aggregate offering price of the securities to be registered is at least $10,000,000 (a "demand registration"). We are not obligated to register these shares after we have effected two such demand registrations. However, Reuters is entitled to six additional demand registrations for its shares of our common stock beginning 180 days after this offering, provided that the anticipated aggregate offering price of the securities to be registered is at least $25,000,000 and provided further that we are not required to effect more than one such registration during each six-month period.

  Additionally, certain holders, if such holders hold a majority of the then outstanding registrable securities, may require us to register their shares for public resale on Form S-3 or similar short-form registration statement, provided that we are not obligated to effect more than one such registration in any twelve month period and provided further that the anticipated aggregate offering price of the securities to be registered is at least $5,000,000. We will be responsible for all expenses in connection with the first two demand registrations, the first four additional demand registrations of Reuters and the first two registrations on Form S-3 or similar short form registration statement (other than underwriting discounts and commissions).

  Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering for cash for our own account or for the account of Reuters, certain holders of registrable securities are entitled to include their shares of common stock in such registration, subject however to the right of the managing underwriter to reduce the number of shares proposed to be registered in view of market conditions. We will be responsible for all expenses in connection with any such registration (other than underwriting discounts and commissions). All registration rights provided to holders of registrable securities will terminate upon the date ten years after the consummation of this offering, or at such time holder is entitled to sell all of its shares in any 90 day period under Rule 144 under the Securities Act.

  We have also agreed to cooperate in effecting the registration on an appropriate form of shares of our common stock sold by Reuters to TFT employees and consultants upon the exercise by such employees and consultants of purchase rights granted to them by Reuters. We have agreed to pay all expenses (other than any underwriting discounts and commissions) in connection with any such registration. See "--Reuters /TFT Employee Stock Purchase Agreements".

  We are required under the stockholders agreement to deliver monthly, quarterly and annual financial statements and quarterly and annual operating budgets and projections to Reuters so long as Reuters holds 20% or more of our voting shares. We are also required to use our best efforts to allow the independent accountants of Reuters to have access to our audit work papers and to assist in any review undertaken by our independent accountants, and if such access is denied, we are required to reimburse Reuters for the costs of any extra audit work undertaken by Reuters.

  The provisions of the shareholders agreement relating to the agreement of Reuters to limit its right to vote our shares will automatically terminate once Reuters beneficially owns less than a majority of our outstanding common stock. The provisions of the shareholders agreement relating to the right of Reuters to approve major issuances of equity securities, mergers and acquisitions can only be amended with the consent of Reuters so long as Reuters holds at least 20% of our outstanding common stock. Additionally, the provisions relating to the voting of shares held by parties to the shareholders agreement for the election of directors nominated by Reuters can only be amended with the consent of Reuters so long as Reuters holds at least 10% of our common stock.

Intercompany Services

  We have agreed with TFT that TFT will provide us with operating and administrative services for a transition period after this offering. These services include network and information technology infrastructure support, facilities support and human resources support. These services are generally those that TFT had been providing before TFT moved into its new corporate headquarters at 3375 Hillview Avenue, Palo Alto. Our agreement with TFT includes service levels based on our past practice with TFT. We have a right to request that TFT continue to provide these services through the first quarter of 2000, but would anticipate that the need for many of such services will diminish during calendar year 1999.

  We and TFT have also agreed to participate with each other in disaster recovery and Year 2000 contingency planning and to cooperate in other efforts intended to assure an orderly transition. In the event that we and TFT have inadvertently failed to specify a service that was being previously performed by TFT for us, we have preserved the ability to include that additional service in our agreement. We believe that total fees payable by us through the end of calendar 1999 under our agreement with TFT will be less than $1.0 million.

Reuters/TFT Employee Stock Purchase Arrangements

  Reuters has established a stock purchase arrangement under which it may provide to employees and consultants of TFT rights ("TFT Rights") to purchase from Reuters an aggregate of up to 13,500,000 shares of TIBCO Software common stock held by Reuters. Upon exercise of a TFT Right, Reuters is required to transfer shares of our common stock owned by it to the employee or consultant, thereby reducing Reuters' ownership of our common stock. We are not required to issue any shares of our common stock and do not receive any proceeds when TFT Rights are exercised. If TFT Rights to purchase 13,500,000 shares of our common stock were exercised, Reuters' percentage ownership of our common stock
immediately following the offering would decrease from    % to    %. As of
April 27, 1999, TFT Rights to purchase 11,585,580 shares of our common stock from Reuters were outstanding.

Cisco Systems, Inc.

  Cisco Systems, Inc. will hold approximately    % of our common stock
following this offering, and two members of our board of directors are employees of Cisco. We have from time to time in the past entered into technology licensing transactions with Cisco in the ordinary course of our business, and we expect to continue doing so in the future. In March 1999, we granted Cisco a license to embed our TIB/Rendezvous product and certain multicasting technology in its Internetworking Operating System and other networking products in exchange for a license fee of $1.5 million.

Other Transactions

  Since August 1997, Mr. White, one of our directors, has provided consulting services to us. In connection with these consulting services, we paid $314,000 to Mr. White and granted him options to purchase 300,000 shares of our common stock in fiscal 1998. In addition, we granted to Mr. White options to purchase 100,000 shares of common stock for serving as a director. In fiscal 1997, we paid $79,000 to Mr. White and granted him options to purchase 400,000 shares of our common stock for consulting services rendered.

  We have engaged the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, to handle certain legal matters. Larry W. Sonsini, one of our directors, is a member of Wilson Sonsini. Our payments to Wilson Sonsini did not exceed five percent of Wilson Sonsini's gross revenues in its last fiscal year.

  All future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested directors, and these transactions will be on terms no less favorable to us than we could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 1999 and as adjusted to reflect the sale of shares of our common stock offered hereby,

  . each person or entity who is known by us to beneficially own five percent or more of the outstanding shares of our common stock,

  . each director,

  . each executive officer, and

  . all of our directors and executive officers as a group.

  Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. In computing the number of shares beneficially owned by a person, shares of common stock that are subject to our right of repurchase at the original exercise price paid per share, or such shares that are subject to exercisable but unvested options, are not included. Unvested options are immediately exercisable upon grant, provided that upon the optionee's cessation of service, any unvested shares are subject to repurchase by us at the original exercise price paid per share.

  Unless otherwise indicated in the table, the address of each individual listed in the table is TIBCO Software Inc., 3165 Porter Drive, Palo Alto, CA 94304. As of March 31, 1999, we had 234 stockholders of record and 100,484,914 shares of our common stock and preferred stock convertible into common stock outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has had sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                                          Percent of Ownership
                                                Shares    --------------------
                                             Beneficially  Before     After
                    Name                       Owned(1)   Offering Offering(2)
                    ----                     ------------ -------- -----------
Reuters Group PLC and related entities (1)
 85 Fleet Street
 London, EC4P 4AJ...........................  76,134,339    75.8%           %
Cisco Systems, Inc.
 170 West Tasman Drive
 San Jose, CA 95134.........................   8,730,000     8.7
Mayfield Fund (2)
 2800 Sand Hill Road
 Menlo Park, CA 94025.......................   5,722,632     5.7
Vivek Ranadive (3)..........................   8,100,750     7.5
Paul G. Hansen (4)..........................      75,000      *
Robert P. Stefanski (5).....................     127,800      *
Richard M. Tavan (6)........................     295,599      *
Rajesh U. Mashruwala (7)....................     213,749      *
Christopher G. O'Meara (8)..................      81,750      *
Yogen K. Dalal (9)..........................   5,755,866     5.7
Edward Kozel (10)...........................   8,796,667     8.7
Donald J. Listwin (11)......................   8,730,000     8.7
Larry W. Sonsini (12).......................      66,667      *
David Ure...................................          --      --
Phillip White (13)..........................     174,999      *
Philip Wood ................................          --      --
All directors and executive officers as a
 group (13 persons) (14)....................  29,329,729    27.1

--------
*Less than one percent.
 (1) Represents shares held by Reuters Nederland B.V. Includes 11,634,339 shares reserved for sale to employees and consultants of TFT pursuant to the exercise by such employees and consultants of purchase rights granted or to be granted to them by Reuters. Reuters has agreed to limit its voting power such that the votes cast by Reuters will not represent more than 49% of the total votes eligible to be cast in any matter submitted to a vote of our stockholders.
 (2) Includes 5,436,500 shares held by Mayfield IX and 286,132 shares held by Mayfield Associates Fund III.
 (3) Includes 7,267,417 shares subject to options exercisable within 60 days of March 31, 1999. Excludes 156,667 shares subject to our right of repurchase and 307,583 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 1999.
 (4) Consists of 75,000 shares subject to options exercisable within 60 days of March 31, 1999. Excludes 1,923 shares subject to our right of repurchase and 923,077 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 1999.
 (5) Includes 7,800 shares subject to options granted by us and 40,000 shares subject to stock purchase rights granted by Reuters to Mr. Stefanski during his employment with Reuters, all exercisable within 60 days of March 31, 1999. Excludes 53,200 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 1999.
 (6) Includes 15,600 shares subject to options exercisable within 60 days of March 31, 1999. Excludes 320,001 shares subject to our right of repurchase and 100,000 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 1999.
 (7) Includes 58,194 shares subject to options exercisable within 60 days of March 31, 1999. Excludes 44,445 shares subject to our right of repurchase and 233,473 shares that are subject to options that are unvested but exercisable within 60 days of March 31, 1999.
 (8) Consists of 81,750 shares subject to options exercisable within 60 days of March 31, 1999. Excludes 293,250 shares subject to options that are unvested but exercisable with 60 days of March 31, 1999.
 (9) Includes 33,334 shares subject to options exercisable within 60 days of March 31, 1999. Also includes 5,436,400 shares held by Mayfield IX and 286,132 shares held by Mayfield Associates Fund III. Mr. Dalal disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.
(10) Consists of 66,667 shares subject to options exercisable within 60 days of March 31, 1999. Also includes 8,730,000 shares held by Cisco Systems, Inc. Mr. Kozel, one of our directors, is a member of the board of directors of Cisco Systems and disclaims beneficial ownership of all shares held by Cisco Systems.
(11) Includes 8,730,000 shares held by Cisco Systems, Inc. Mr. Listwin, one of our directors, is an executive officer of Cisco Systems and disclaims beneficial ownership of all shares held by Cisco Systems.
(12) Includes 66,667 shares subject to options exercisable within 60 days of March 31, 1999.
(13) Includes 29,166 shares subject to options exercisable within 60 days of March 31, 1999. Excludes 235,257 shares subject to our right of repurchase and 389,744 shares subject to options that are unvested but exercisable with 60 days of March 31, 1999.
(14) Includes 7,701,595 shares subject to options exercisable within 60 days of March 31, 1999. Excludes 811,493 shares subject to our right of repurchase and 2,007,077 options that are unvested but exercisable within 60 days of March 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

  Pursuant to our Certificate of Incorporation to be effective upon consummation of this offering, we have authority to issue 600,000,000 shares of common stock, and 25,000,000 shares of preferred stock, par value $0.001 per share.

  Set forth below is a description of the common stock and the preferred stock that may be issued under our Certificate of Incorporation.

                                  Common Stock

  The holders of our common stock other than Reuters are entitled to one vote per share on all matters to be voted upon by the stockholders. Reuters has agreed that following this offering it will limit its right to vote its shares of our common stock so that the votes cast by Reuters will not represent more than 49% of the total votes eligible to be cast in any matter submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock that come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy". In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

                                Preferred Stock

  Upon consummation of the offering, 40,000,000 shares of our Series A preferred stock, 8,730,000 shares of our Series B preferred stock and 5,722,632 shares of our Series C preferred will be automatically converted into common stock on a one-for-one basis. Immediately following the offering, 25,000,000 shares of undesignated preferred stock will be authorized, and no shares will be outstanding. Our board of directors has the authority to issue preferred stock in one or more series and to establish the rights, preferences, privileges and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Our board of directors will have the authority, without approval of the stockholders other than Reuters as provided in the stockholders agreement, to issue Preferred Stock that has voting and conversion rights superior to the common stock which may affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control. We have no plans to issue any shares of preferred stock.

      Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or
(ii). Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our Certificate of Incorporation nor our Bylaws exempt us from the restrictions imposed under
Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

  Annual meetings of stockholders shall be held to elect our board of directors and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman, the President, any vice president or any one member of the board of directors. Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of the stockholders.

  Our Certificate of Incorporation may be amended with the approval of a majority of the board of directors and the holders of a majority of our outstanding voting securities.

  The number of directors shall be fixed by resolution of the board of directors. The size of the board of directors is currently fixed at 9 members. Following this offering, Reuters will have the right under a stockholders agreement to nominate three of our nine directors so long as it holds 40% or more of our outstanding shares of voting stock. If Reuters holds less than 40% but at least 25% of our voting shares, Reuters will have the right to nominate two directors. If Reuters holds less than 25% but at least 10% of the issued and outstanding voting shares, Reuters will have the right to nominate one director. If the total number of our directors is increased, pursuant to the stockholders agreement, Reuters will have the right to nominate the lowest number of directors such that Reuters-nominated directors constitute at least that portion of our board of directors that Reuters could have nominated under the foregoing rights if our board consisted of nine directors.

  Our directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly-created directorships resulting from any increase in the number of directors may, subject to the right of Reuters to nominate at least one-third of our directors, be filled by a majority of the directors then in office (although less than a quorum of the full board), a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders.

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

                    Limitation of Liability; Indemnification

  Our Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. Our Bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers. See "Management--Limitation of Liability and Indemnification Matters".

                          Transfer Agent and Registrar

  The Transfer Agent and Registrar for the common stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of the common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock.

  Upon consummation of this offering, we will have           shares of common
stock outstanding (         shares if the underwriters' over-allotment is
exercised in full). Of the shares outstanding after the offering, the shares of common stock sold in the offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of ours, which shares will be subject to the volume limitations of Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" or an "issuer" is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.
Substantially all of the remaining           shares of common stock will be
"restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act.

  Subject to the foregoing and to the lock-up agreements described below, under Rule 144 as currently in effect, beginning 180 days after the date of this prospectus, holders of restricted securities will be entitled to sell a number of shares of common stock within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock (approximately shares immediately after the offering) or the average weekly reported volume of trading of the common stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning the company are satisfied.

  Immediately after the offering, there will be vested options to purchase
approximately           shares of common stock outstanding. Subject to the
provisions of the lock-up agreements described below, holders of these options may rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell the shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the consummation of this offering. In addition, immediately after this offering, we intend to file a registration statement on Form S-8 covering all options granted under the 1996 Stock Option Plan. Shares of common stock registered under such registration statement will, subject to rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restriction with us or the lock-up agreements described below. See "Management--Stock Plans--1996 Stock Option Plan".

  Notwithstanding the foregoing, in connection with this offering, each of TIBCO Software, Cisco, Mayfield, Reuters and its affiliates, our directors and officers and certain directors and executive officers of TFT, has agreed that, without the prior written consent of the representatives of the underwriters, during the period ending 180 days after the date of this prospectus, it will not directly or indirectly offer, sell, contract to sell or otherwise dispose of, any shares of common stock or any securities substantially similar to our common stock, including but not limited to any securities convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities.

  The above 180-day restriction does not apply to the following:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance by us of options to purchase common stock pursuant to our existing stock option plan, or the issuance by us of shares of common stock upon the exercise of any option granted under our existing stock option plan;

  . the provision by Reuters of rights to purchase its shares of our common stock to employees and consultants of TFT pursuant to a pre-existing arrangement to provide such rights, and the sale by Reuters of its shares of common stock pursuant to the exercise of such rights;

  . transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after completion of the offering of the shares of common stock. See
    "Underwriting".

                                 LEGAL MATTERS

  The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, a member of Wilson Sonsini, is one of our directors. As of March 31, 1999, Mr. Sonsini beneficially owned 66,667 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.

                                    EXPERTS

  The financial statements as of November 30, 1997 and 1998 and for year ended December 31, 1996, the eleven months ended November 30, 1997 and the year ended November 30, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

  We have filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operatons of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                              TIBCO SOFTWARE INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2
Balance Sheet............................................................... F-3
Statement of Operations..................................................... F-4
Statement of Stockholders' Equity/Owner's Net Investment (Liability)........ F-5
Statement of Cash Flows..................................................... F-6
Notes to Financial Statements............................................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of TIBCO Software Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity/owner's net investment (liability) and of cash flows present fairly, in all material respects, the financial position of TIBCO Software Inc. (See Note 1) at November 30, 1997 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1996, eleven months ended November 30, 1997, and the year ended November 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 23, 1999

                              TIBCO SOFTWARE INC.

                                 BALANCE SHEET
                     (in thousands, except per share data)

                                                                    Pro Forma
                                                                  Stockholders'
                                    November 30,                    Equity at
                                  -----------------  February 28, November 30,
                                   1997      1998        1999         1998
                                  -------  --------  ------------ -------------
                                                            (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents....... $ 8,059  $    547    $ 2,870
 Deposits held by Reuters........  10,259    15,423     14,137
 Accounts receivable, net of
  allowances $2,668, $1,694, and
  $1,361, respectively...........   7,238    13,234     13,099
 Due from related parties........   3,192     1,829      1,331
 Other current assets............     299     1,853      1,492
                                  -------  --------    -------
  Total current assets...........  29,047    32,886     32,929
                                  -------  --------    -------
Property and equipment, net......   1,254     3,171      3,128
Other assets.....................     745       232         99
                                  -------  --------    -------
                                  $31,046  $ 36,289    $36,156
                                  =======  ========    =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable................ $   950  $  3,190    $ 2,643
 Accrued liabilities.............   6,216     7,834      9,587
 Deferred revenue................   6,713     3,561      3,991
                                  -------  --------    -------
  Total current liabilities......  13,879    14,585     16,221
                                  -------  --------    -------
Commitments (Note 7)
Stockholders' equity:
 Convertible Preferred Stock,
  $0.001 par value; actual--
  150,000 shares authorized;
  48,730, 54,453 and 54,453
  shares issued and outstanding
  in 1997, 1998 and 1999;
  aggregate liquidation
  preference of $35,714 in 1997
  and $46,759 in 1998 and 1999;
  pro forma--25,000 shares
  authorized; no shares issued
  and outstanding................      49        54         54       $   --
 Common Stock, $0.001 par value;
  actual--200,000 shares
  authorized; 41,337, 44,754 and
  45,937 shares issued and
  outstanding in 1997, 1998 and
  1999; pro forma--600,000 shares
  authorized;      shares issued
  and outstanding................      41        45         46
 Additional paid in capital......  26,507    46,449     47,620
 Unearned compensation...........  (4,767)   (7,230)    (6,409)       (6,409)
 Accumulated deficit.............  (4,663)  (17,614)   (21,376)      (21,376)
                                  -------  --------    -------       -------
  Total stockholders' equity.....  17,167    21,704     19,935       $
                                  -------  --------    -------       =======
                                  $31,046  $ 36,289    $36,156
                                  =======  ========    =======

   The accompanying notes are an integral part of these financial statements.

                              TIBCO SOFTWARE INC.

                            STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                                 Three Months
                                         Eleven                 Ended February
                          Year Ended  Months Ended  Year Ended        28,
                         December 31, November 30, November 30, ----------------
                             1996         1997         1998      1998     1999
                         ------------ ------------ ------------ -------  -------
                                                                  (unaudited)
License revenue:
 Non-related parties....   $ 6,066      $ 6,062      $ 14,511   $ 4,060  $ 7,415
 Related parties........       --           157         2,984       917    2,304
                           -------      -------      --------   -------  -------
  Total license
   revenue..............     6,066        6,219        17,495     4,977    9,719
                           -------      -------      --------   -------  -------
Service and maintenance
 revenue:
 Non-related parties....    13,417       19,648        30,577     5,137    6,859
 Related parties........    10,832        9,407         4,685     1,858    1,444
                           -------      -------      --------   -------  -------
  Total service and
   maintenance revenue..    24,249       29,055        35,262     6,995    8,303
                           -------      -------      --------   -------  -------
   Total revenue........    30,315       35,274        52,757    11,972   18,022

Cost of revenue.........    19,544       15,592        27,414     6,656    7,696
                           -------      -------      --------   -------  -------
Gross profit............    10,771       19,682        25,343     5,316   10,326
                           -------      -------      --------   -------  -------
Operating expenses:
 Research and
  development...........     6,638        9,640        15,055     2,916    5,646
 Sales and marketing....     2,949        7,008        15,242     2,978    5,233
 General and
  administrative........     2,077        3,565         4,025       736    1,532
 Stock and other
  compensation..........     2,196        4,672         5,064     1,102    1,403
                           -------      -------      --------   -------  -------
  Total operating
   expenses.............    13,860       24,885        39,386     7,732   13,814
                           -------      -------      --------   -------  -------
Loss from operations....    (3,089)      (5,203)      (14,043)   (2,416)  (3,488)
                           -------      -------      --------   -------  -------
Other income (expense),
 net:
 Interest income
  (expense), net........    (1,518)         527         1,394       335      189
 Other income (expense),
  net...................       (33)          13          (302)      (54)    (463)
                           -------      -------      --------   -------  -------
  Total other income
   (expense), net.......    (1,551)         540         1,092       281     (274)
                           -------      -------      --------   -------  -------
Net loss................   $(4,640)     $(4,663)     $(12,951)  $(2,135) $(3,762)
                           =======      =======      ========   =======  =======
Net loss per share:
  Basic and diluted.....                $ (0.12)     $  (0.32)  $ (0.05) $ (0.09)
                                        =======      ========   =======  =======
  Weighted average
   shares...............                 38,405        40,023    38,945   41,607
                                        =======      ========   =======  =======
Pro forma net loss per
 share:
  Basic and diluted
   (unaudited)..........                             $  (0.14)           $ (0.04)
                                                     ========            =======
  Weighted average
   shares (unaudited)...                               94,005             96,060
                                                     ========            =======

   The accompanying notes are an integral part of these financial statements.

                              TIBCO SOFTWARE INC.

     STATEMENT OF STOCKHOLDERS' EQUITY/OWNER'S NET INVESTMENT (LIABILITY)
                                (in thousands)

                                       Convertible
                                        Preferred
                          Owner's Net     Stock     Common Stock  Additional                              Total
                          Investment  ------------- -------------  Paid-In     Unearned   Accumulated Stockholders'
                          (Liability) Shares Amount Shares Amount  Capital   Compensation   Deficit      Equity
                          ----------- ------ ------ ------ ------ ---------- ------------ ----------- -------------
Balance at December 31,
1995....................   $(19,574)     --   $--      --   $--    $    --     $   --      $    --      $    --
Net loss................     (4,640)     --    --      --    --         --         --           --           --
Net cash contribution
from Owner..............     24,665      --    --      --    --         --         --           --           --
                           --------   ------  ----  ------  ----   --------    -------     --------     --------
Balance at December 31,
1996....................        451      --    --      --    --         --         --           --           --
Capitalization from
Owner...................       (451)     --    --      --    --         451        --           --           451
Issuance of Series A
Preferred Stock to
Reuters.................        --    40,000    40     --    --       9,922        --           --         9,962
Issuance of Common Stock
to Reuters..............        --       --    --   38,000    38        --         --           --            38
Return of capital to
Reuters.................        --       --    --      --    --     (10,000)       --           --       (10,000)
Issuance of Series B
Preferred Stock, net....        --     8,730     9     --    --      15,697        --           --        15,706
Exercise of Common Stock
options.................        --       --    --    3,337     3        998        --           --         1,001
Unearned compensation...        --       --    --      --    --       9,439     (4,767)         --         4,672
Net loss................        --       --    --      --    --         --         --        (4,663)      (4,663)
                           --------   ------  ----  ------  ----   --------    -------     --------     --------
Balance at November 30,
1997....................        --    48,730    49  41,337    41     26,507     (4,767)      (4,663)      17,167
Issuance of Series C
Preferred Stock, net....        --     5,723     5     --    --      10,993        --           --        10,998
Exercise of Common Stock
options, net............        --       --    --    3,417     4      1,422        --           --         1,426
Unearned compensation...        --       --    --      --    --       7,527     (2,463)         --         5,064
Net loss................        --       --    --      --    --         --         --       (12,951)     (12,951)
                           --------   ------  ----  ------  ----   --------    -------     --------     --------
Balance at November 30,
1998....................        --    54,453    54  44,754    45     46,449     (7,230)     (17,614)      21,704
Exercise of Common Stock
options, net
(unaudited).............        --       --    --    1,183     1        589        --           --           590
Unearned compensation
(unaudited).............        --       --    --      --    --         582        821          --         1,403
Net loss (unaudited)....        --       --    --      --    --         --         --        (3,762)      (3,762)
                           --------   ------  ----  ------  ----   --------    -------     --------     --------
Balance at February 28,
1999 (unaudited)........   $    --    54,453  $ 54  45,937  $ 46   $ 47,620    $(6,409)    $(21,376)    $ 19,935
                           ========   ======  ====  ======  ====   ========    =======     ========     ========

  The accompanying notes are an integral part of these financial statements.

                              TIBCO SOFTWARE INC.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                      Eleven Months              Three Months Ended
                          Year Ended      Ended      Year Ended     February 28,
                         December 31, November 30,  November 30, --------------------
                             1996         1997          1998       1998       1999
                         ------------ ------------- ------------ ---------  ---------
                                                                     (unaudited)
Cash flows from
 operating activities:
 Net loss...............   $ (4,640)    $ (4,663)     $(12,951)  $  (2,135) $ (3,762)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used for) operating
  activities:
 Depreciation and
  amortization..........        370          924         1,073         218        520
 Amortization of
  unearned
  compensation..........        --         4,672         5,064       1,102      1,403
 Changes in assets and
  liabilities:
  Accounts receivable...     (1,363)       1,083        (5,996)      1,784        135
  Due from related
   parties..............        --        (3,192)        1,339        (727)       498
  Other assets..........        819          253        (1,017)         38        494
  Accounts payable......        291          659         2,240         471       (547)
  Accrued liabilities...    (21,367)       1,342         1,618       2,016      1,753
  Deferred revenue......      2,908        1,333        (3,152)       (830)       430
                           --------     --------      --------   ---------  ---------
   Net cash provided by
    (used for) operating
    activities..........    (22,982)       2,411       (11,782)      1,937        924
                           --------     --------      --------   ---------  ---------
Cash flows from
 investing activities:
 Deposits held by
  Reuters...............        --       (10,259)       (5,164)    (15,201)     1,286
 Purchases of property
  and equipment, net....     (1,283)        (800)       (2,990)       (475)      (477)
                           --------     --------      --------   ---------  ---------
   Net cash provided by
    (used for) investing
    activities..........     (1,283)     (11,059)       (8,154)    (15,676)       809
                           --------     --------      --------   ---------  ---------
Cash flows from
 financing activities:
 Net investment from
  Owner.................     24,265          --            --          --         --
 Proceeds from issuance
  of Preferred Stock....        --        25,668        10,998         --         --
 Return of capital......        --       (10,000)          --          --         --
 Borrowings from
  Reuters...............        --         3,000           --          --         --
 Repayment of borrowings
  from Reuters..........        --        (3,000)          --          --         --
 Proceeds from issuance
  of Common Stock.......        --         1,039         1,426      11,495        590
                           --------     --------      --------   ---------  ---------
   Net cash provided by
    financing
    activities..........     24,265       16,707        12,424      11,495        590
                           --------     --------      --------   ---------  ---------
Net change in cash and
 cash equivalents.......        --         8,059        (7,512)     (2,244)     2,323
Cash and cash
 equivalents at
 beginning of period....        --           --          8,059       8,059        547
                           --------     --------      --------   ---------  ---------
Cash and cash
 equivalents at end of
 period.................   $    --      $  8,059      $    547   $   5,815  $   2,870
                           ========     ========      ========   =========  =========
Supplemental cash flow
 disclosure:
 Cash paid for
  interest..............   $  1,518     $    --       $    --    $     --   $     --


   The accompanying notes are an integral part of these financial statements.

                              TIBCO SOFTWARE INC.

                         NOTES TO FINANCIAL STATEMENTS
                               November 30, 1998

1. THE COMPANY

  TIBCO Software Inc. ("TIBCO Software" or the "Company") is the successor to a portion of the business of Teknekron Software Systems, Inc. ("Teknekron"). Teknekron was founded in 1985 and pioneered the development of "publish and subscribe" computing by creating the software infrastructure for the integration and delivery of market data (e.g., stock quotes, news and other financial information) in the trading rooms of large banks and financial institutions. This publish and subscribe technology, know as The Information Bus or "TIB," permitted the integration of disparate information from various data sources and its distribution across a variety of networks and platforms within these banks and financial institutions and in the world's largest stock exchanges.

  Teknekron was acquired by a subsidiary of Reuters Group PLC ("Reuters"), the global news and information group, in 1994 and the underlying technology rights owned by Teknekron were assigned to Reuters. In 1996, Teknekron changed its name to TIBCO Inc. In November 1996, TIBCO Software was incorporated in Delaware as a separate entity from TIBCO Inc., which subsequently changed its name to TIBCO Finance Technology, Inc. ("TFT"). TIBCO Software was formed to create and market software solutions for use in the integration of business information, processes and applications in diverse industries outside the financial services market. Through a license and distribution agreement, Reuters is the exclusive distributor of TIBCO Software products in the financial services market, subject to limited exceptions.

  Effective as of January 1, 1997, the Company's capital structure was established, and the transfer to TIBCO Software of certain assets, liabilities and customer contracts previously owned by Reuters was substantially completed. Prior to January 1, 1997, operations were conducted by Reuters and its subsidiaries. The financial statements for these periods are presented on a carve-out basis prepared from historical accounting records of Reuters and include the historical operations transferred to TIBCO Software by Reuters. In this context, no direct ownership relationship existed in the operations comprising TIBCO Software. Accordingly, Reuters and its subsidiaries' net investment in TIBCO Software ("Owner's Net Investment") is shown in lieu of Stockholders' Equity in the accompanying Financial Statements for this period. Net Cash Contributions from Owner prior to January 1, 1997 include funds transferred between Reuters and TIBCO Software for operating needs.

  The Statement of Operations includes all revenue and expenses directly attributable to TIBCO Software, including costs for facilities, functions and services used by TIBCO Software at shared sites and costs for certain functions and services performed by centralized Reuters organizations and directly charged to TIBCO Software based on usage. In addition, services performed by TIBCO Software on behalf of Reuters are directly charged to Reuters. The results of operations also include allocations of general corporate and administrative expenses of Reuters.

  Prior to January 1, 1997, all charges and allocations of cost for facilities, functions and services performed by Reuters and its subsidiaries for TIBCO Software have been deemed to have been paid by TIBCO Software to Reuters, in the period in which the expense was recorded in the Financial Statements. Subsequent to January 1, 1997, such costs are billed directly under transitional service agreements or by mutual agreement in advance; and income taxes are paid directly to the taxing authorities as appropriate.

  All of the allocations and estimates in the Financial Statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if TIBCO Software had been operated as a separate entity for periods prior to January 1, 1997.

                              TIBCO SOFTWARE INC.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

 Change in Year End

  Effective January 1, 1997, the Company changed its fiscal quarter ends to the last Friday in February, May and August and November 30th and its fiscal year end to November 30th. For purposes of presentation, the Company has indicated its interim fiscal periods as having ended on the last day of the month in which such period actually ended.

 Unaudited Interim Results

  The accompanying interim financial statements as of February 28, 1999, and for the three months ended February 28, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of February 28, 1999 and for the three months ended February 28, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the three months ended February 28, 1999 are not necessarily indicative of the results to be expected for the year ending November 30, 1999.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents and Deposits Held by Reuters

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At November 30, 1997 and 1998, cash consisted primarily of deposits with large financial institutions. The Company also has deposited cash with Reuters. The deposits held by Reuters earn a market rate of interest and are due upon written notice.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, deposits held by Reuters and accounts receivable. Cash, cash equivalents and deposits held by Reuters are deposited with financial institutions that management believes are creditworthy. The Company's accounts receivable is derived from revenue earned from customers located primarily in the United States, Australia, Europe and Taiwan. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable

                              TIBCO SOFTWARE INC.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(Continued)

based upon the expected collectibility of accounts receivable. The following table summarizes the revenue from customers in excess of 10% of the total revenue:

                                                                      Three
                                                                     Months
                                                                      Ended
                                        Eleven Months               February
                            Year Ended      Ended      Year Ended      28,
                           December 31, November 30,  November 30, ------------
                               1996         1997          1998     1998   1999
                           ------------ ------------- ------------ -----  -----
                                                                   (unaudited)
Reuters..................      36%           27%          15%        23%    21%
Cedel Global Services....      N/A           N/A          17%        N/A    11%
NEC Electronics, Inc.....      N/A           17%          N/A        18%    N/A
Litlenet, Inc.                 11%           N/A          N/A        N/A    N/A
Lucent Technologies, Inc.
 ........................      N/A           N/A          N/A        11%    N/A

 Capitalized Software Development Costs

  The Company has not capitalized any software development costs to date and is in compliance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility of the product. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when beta testing commences, and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and
 fixtures.....   5-10 years
Equipment.....   3-5 years
Leasehold
 improvements..  Shorter of the lease term or the estimated useful life

 Long-Lived Assets

  The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Revenue Recognition

  License revenue consists principally of revenue earned under software license agreements and is generally recognized when the software has been shipped, there are no significant obligations

                              TIBCO SOFTWARE INC.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(Continued)

remaining, and collection is probable. Any maintenance included in these arrangements is recognized ratably over the term of the arrangement. Revenue from subscription license agreements, which include software, rights to future software and maintenance, is deferred and recognized ratably over the term of the subscription period.

  Service revenue consists primarily of revenue received for performing product development, implementation of system solutions, on-site support, consulting and training. Service revenue is generally recognized as the services are performed or on the percentage-of-completion method of accounting, depending on the nature of the project. Under the percentage-of-completion method, revenue recognized is that portion of the total contract price equal to the ratio of costs expended to date to the anticipated final total costs, based on current estimates of the costs to complete the project. To the extent that these arrangements include license fees, such fees are recorded as license revenue based on the percentage-of-completion ratio. If the total estimated costs to complete a project exceed the total contract amount, indicating a loss, the entire anticipated loss would be recognized currently.

  Maintenance revenue consists of fees for providing software updates and technical support for software products (post-contract support or "PCS"). Maintenance revenue is recognized ratably over the term of the agreement.

  Payments received in advance of services performed are recorded as deferred revenue. Allowances for estimated future returns and discounts are provided for upon recognition of revenue.

 Stock-Based Compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

 Net Loss per Share

  Net loss per share is calculated in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weight average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise of Common Stock subject to repurchase and incremental shares of Common Stock issuable upon the exercise of stock options and upon the conversion of Convertible Preferred Stock ("Preferred Stock").

                              TIBCO SOFTWARE INC.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(Continued)


  The following table sets forth the computation of basic and dilutive net loss per share for the periods indicated (in thousands, except per share amounts):

                                                              Three Months
                                  Eleven Months                   Ended
                                      Ended      Year Ended   February 28,
                                  November 30,  November 30, ----------------
                                      1997          1998      1998     1999
                                  ------------- ------------ -------  -------
                                                               (unaudited)
Net loss.........................    $(4,663)     $(12,951)  $(2,135) $(3,762)
                                     =======      ========   =======  =======
Basic and diluted:
  Weighted average shares
   outstanding...................     38,969        43,450    41,936   45,473
  Weighted average shares subject
   to repurchase.................       (564)       (3,427)   (2,991)  (3,866)
                                     -------      --------   -------  -------
Weighted average shares used to
 compute basic and diluted net
 loss per share..................     38,405        40,023    38,945   41,607
                                     =======      ========   =======  =======
Net loss per share--basic and
 diluted.........................    $ (0.12)     $  (0.32)  $ (0.05) $ (0.09)
                                     =======      ========   =======  =======

  The following table sets forth potential common shares that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

                                                                 Three Months
                                      Eleven Months                  Ended
                                          Ended      Year Ended  February 28,
                                      November 30,  November 30, -------------
                                          1997          1998      1998   1999
                                      ------------- ------------ ------ ------
                                                                  (unaudited)
Weighted average effect of potential
 common shares:
  Series A Preferred Stock...........    40,000        40,000    40,000 40,000
  Series B Preferred Stock...........     5,384         8,730     8,730  8,730
  Series C Preferred Stock...........       --          5,252     3,794  5,723
  Common Stock subject to
   repurchase........................       564         3,427     2,991  3,866
  Stock options......................       481         7,426     5,475 11,240
                                         ------        ------    ------ ------
                                         46,429        64,835    60,990 69,559
                                         ======        ======    ====== ======

 Pro Forma Net Loss per Share (Unaudited)

  Pro forma net loss per share for the year ended November 30, 1998 and the three months ended February 28, 1999, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Preferred Stock into shares of Common Stock effective upon the closing of the offering, as if such conversion occurred on December 1, 1997 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 53,982 and 54,453 for the year ended November 30, 1998 and the three months ended February 28, 1999, respectively. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma Statement of Operations.

                              TIBCO SOFTWARE INC.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(Continued)


 Pro Forma Stockholders' Equity (Unaudited)

  Immediately prior to the effective date of the offering, all of the Convertible Preferred Stock outstanding will automatically convert into Common Stock at a one-to-one ratio. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of February 28, 1999.

 Derivative Financial Instruments

  The Company enters into foreign currency forward exchange contracts ("forward contracts") to manage exposure related to certain foreign currency transactions. The Company does not enter into derivative financial instruments for trading purposes. All outstanding forward contracts at the end of the period are marked-to-market, with unrealized gains and losses included in net income as a component of other income (expense), net. As of November 30, 1998, the Company had outstanding forward contracts with notional amounts totaling approximately $1.6 million. These contracts, which mature at various dates through July 1999, are hedges of certain foreign currency transaction exposures in the Australian dollar and French franc. The estimated fair value at November 30, 1998 was negligible.

 Income Taxes

  Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 Comprehensive Income

  Effective December 1, 1997, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income other than its net loss.

 Recent Accounting Pronouncements

  In October 1997, March 1998 and December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statements of Position ("SOP") 97-2, "Software Revenue Recognition," SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, "Software Revenue Recognition"' and SOP 98-9, "Modification of SOP 97-2, "Software Revenue Recognition' with Respect to Certain Transactions" (collectively, "SOP 97-2"). The Company is required to adopt the provisions of SOP 97-2 for transactions entered into in the fiscal year beginning December 1, 1998. SOP 97-2 provides guidance on recognizing revenue on software transactions and superseded SOP 91-1. The Company believes that the adoption of SOP 97-2 will not have a significant impact on its current licensing or revenue recognition practices. However, should the Company adopt new or change its existing licensing practices, the Company's revenue recognition practices may be subject to change to comply with the accounting guidance provided in SOP 97-2.

                              TIBCO SOFTWARE INC.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(Continued)


  In March 1998, the AICPA issued SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP 98-1 will have a material impact on its financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements.

3. BALANCE SHEET COMPONENTS
  (in thousands)

                                         November 30, November 30, February 28,
                                             1997         1998         1999
                                         ------------ ------------ ------------
                                                                   (unaudited)
Accounts receivable, net:
  Accounts receivable...................    $9,241      $11,024      $13,899
  Unbilled fees and services............       665        3,904          561
                                            ------      -------      -------
                                             9,906       14,928       14,460
  Less: Allowance for doubtful accounts
   and returns..........................    (2,668)      (1,694)      (1,361)
                                            ------      -------      -------
                                            $7,238      $13,234      $13,099
                                            ======      =======      =======
Property and equipment, net:
  Equipment.............................    $2,178      $ 4,973      $ 4,003
  Furniture and fixtures................       --           146          146
  Leasehold improvements................       --            49           49
                                            ------      -------      -------
                                             2,178        5,168        4,198
  Less: Accumulated depreciation and
   amortization.........................      (924)      (1,997)      (1,070)
                                            ------      -------      -------
                                            $1,254      $ 3,171      $ 3,128
                                            ======      =======      =======
Accrued liabilities:
  Compensation and employee related.....    $4,040      $ 5,810      $ 7,248
  Expenses..............................     2,176        2,024        2,339
                                            ------      -------      -------
                                            $6,216      $ 7,834      $ 9,587
                                            ======      =======      =======

                              TIBCO SOFTWARE INC.

4.ALLOWANCE FOR DOUBTFUL ACCOUNTS AND RETURNS
  (in thousands)

                                               Additions
                                            ----------------
                                   Balance          Charged             Balance
                                     at     Charged to Costs            at End
                                  Beginning against   and                 of
                                  of Period Revenue Expenses Deductions Period
                                  --------- ------- -------- ---------- -------
Year ended December 31, 1996....   $  249   $1,279    $ 20    $   --    $1,548
Eleven months ended November 30,
 1997...........................    1,548    1,576      16       (472)   2,668
Year ended November 30, 1998....    2,668    1,133     194     (2,301)   1,694
Three months ended February 28,
 1999 (unaudited)...............    1,694      400     190       (923)   1,361

5. RELATED PARTY TRANSACTIONS

 Reuters

  The Company has significant transactions with Reuters and TFT, including licensing arrangements, development contracts and shared functions and services. The following is a summary of the transactions for the periods indicated (in thousands):

 Revenue and cost of revenue

                                                                  Three Months
                                       Eleven Months                  Ended
                           Year Ended      Ended      Year Ended  February 28,
                          December 31, November 30,  November 30, -------------
Description                   1996         1997          1998      1998   1999
-----------               ------------ ------------- ------------ ------ ------
                                                                   (unaudited)
License fees.............   $   --        $  157        $2,984    $  917 $2,304
                            -------       ------        ------    ------ ------
Service and maintenance
 revenue:
  Subscription
   agreement.............       --         3,896           354       354    --
  Maintenance agreement..       --           688           750       188    188
  Services contracts.....     5,802          796           485       186    637
  Shared personnel.......       --         4,027         2,202     1,130    254
  Development
   reimbursement.........     5,030          --            894       --     365
                            -------       ------        ------    ------ ------
    Total service and
     maintenance.........    10,832        9,407         4,685     1,858  1,444
                            -------       ------        ------    ------ ------
                            $10,832       $9,564        $7,669    $2,775 $3,748
                            =======       ======        ======    ====== ======

  In 1994, Reuters entered into an arrangement with Teknekron whereby Teknekron was granted a non-exclusive license to certain software and the right to sublicense the software to its customers. In exchange for this right, Teknekron was obligated to pay Reuters a product fee. TIBCO Software's portion of the fee due to Reuters totaled approximately $5.5 million for the year ended
December 31, 1996 and was included in cost of revenue in the accompanying Statement of Operations. These product fee obligations ceased with the formation of TIBCO Software in January 1997.

  In 1995, Reuters and Teknekron entered into a Research & Development and Consulting Services Agreement (the "Services Agreement"). Under the Services Agreement, Reuters agreed to reimburse Teknekron 110% of reasonable research and development costs to maintain and enhance

                              TIBCO SOFTWARE INC.

5. RELATED PARTY TRANSACTIONS--(Continued)

the underlying technology. Any software developed became the property of Reuters. The Services Agreement also provided for maintenance, support, and consulting. Service revenue recognized from Reuters associated with the Services Agreement totaled approximately $10.8 million for the year ended December 31, 1996.

  With the formation of TIBCO Software in January 1997, the Company entered into a license, maintenance and distribution agreement (the "License Agreement") with Reuters and TFT. Under the terms of the License Agreement, the Company was granted a perpetual, royalty-free license to the underlying TIB messaging technology in existence on December 31, 1996. The licensed TIB technology includes technology underlying some of the Company's current products. The license includes rights to use the TIB technology to develop and maintain products, to provide services to customers relating to the licensed technology, and to sell, sublicense and distribute products utilizing the licensed technology both directly and through third party distributors, resellers and original equipment manufacturers. In consideration of the License Agreement, the Company paid to Reuters $10.0 million, which was accounted for as a return of capital (Note 8).

  Reuters is the exclusive distributor of the Company's TIB/ActiveEnterprise products to customers in the financial services market segment. As such, the Company receives a product fee from Reuters, which is computed as a percentage of sales of product licenses and maintenance, which has been recorded as license revenue in the accompanying Financial Statements. For the nine months ending December 31, 1999 and the years ending December 31, 2000 and 2001, Reuters has guaranteed minimum product fees of $16.0 million, $18.0 million and $20.0 million, respectively. These amounts will be recognized ratably over the corresponding period. In any period where actual product fees earned exceed the minimum guaranteed product fees, the difference between the actual product fees and cumulative minimum product fees recognized to date will be recognized as revenue currently.

  For calendar 1997, Reuters paid the Company a one-time fee of approximately $4.3 million for the purposes of developing middleware infrastructure software and products. As Reuters and TFT were entitled to receive future enhancements, if and when available, the fee was accounted for as a subscription and taken to service revenue ratably over the period (see "subscription agreement" in the preceding table). Beginning in January 1997, the Company received an annual maintenance fee of approximately $0.7 million, which is accounted for ratably over the year. Beginning in 1999, this maintenance fee will be included in the minimum guarantee. There were various miscellaneous consulting projects throughout fiscal 1997 and 1998 in which the Company recognized approximately $0.8 million and $0.5 million, respectively.

  Since its formation in January 1997, TFT and TIBCO Software agreed to certain intercompany rates for the sharing of employees on various customer projects. For the services provided by TIBCO Software personnel to TFT, TIBCO Software recognized service revenue of approximately $4.0 million and $2.2 million in the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively. For the services received by TIBCO Software from TFT personnel, TIBCO Software recorded, in cost of revenue, expenses of approximately $1.2 million and $5.8 million in the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively, and, in research and development, expenses of approximately $0.4 million in the eleven months ended November 30, 1997.

  In 1998, TIBCO Software was reimbursed for approximately $0.9 million for the development of certain enhancements for Reuters.

                              TIBCO SOFTWARE INC.

5. RELATED PARTY TRANSACTIONS--(Continued)

 Intercompany Services

  Reuters has provided TIBCO Software with shared functions and services such as cash management, accounting, legal and insurance. The cost of these functions and services has been directly charged and/or allocated to the Company using methods that the Company management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity. Neither party has a financial obligation to the other in relation to any shared costs except as may be agreed in writing in advance.

  Employee Benefit Programs. The Company participates in various employee benefit programs with TFT. These programs include medical, dental, life insurance and pension plans. The Company paid the service providers directly for these services rendered from January 1997. The Company reimbursed TFT for its proportionate cost of these benefits during 1996 and of certain other benefits provided to TIBCO Software employees during 1997 and 1998. The reimbursement was based on historical experience and relative headcount. The Company recorded expenses related to the reimbursement of these costs of approximately $4.2 million, less than $0.1 million and $0.1 million in the year ended December 31, 1996, the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively. The Company believes the allocation by TFT of the proportionate cost is reasonable and consistent with costs that would have been incurred had the company maintained its own benefit plans. These charges are included in cost of sales, research and development, sales and marketing and general and administrative expenses in the Statement of Operations, allocated based on respective salaries.

  Administrative Services. TFT provides limited administrative services to the Company, including certain facilities, human resources, information technology and finance functions. The expenses related to these functions have been charged to the Company based on actual costs incurred. Management believes that such costs are reasonable. Such charges for these services amounted to approximately $2.9 million, $1.6 million and $2.7 million in the year ended December 31, 1996, the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively and are included in cost of sales, research and development, sales and marketing, general and administrative expenses in the accompanying Statement of Operations, allocated based on respective salaries.

  Insurance and Legal. The Company participates in an insurance purchasing agreement with Reuters. Under the terms of this arrangement, Reuters purchases insurance on behalf of the Company and charges the Company for this insurance on an annual basis. Additionally, a portion of the Company's legal services was provided to the Company until March 1998. Amounts incurred for legal and insurance expenses were approximately $0.3 million, $0.2 million and $0.1 million in the year ended December 31, 1996, the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively, and are included in general and administrative expenses in the accompanying Statement of Operations.

  Operating Leases and Furniture & Fixtures Rental. The Company shares its corporate headquarters in Palo Alto, California, and certain foreign offices with TFT (Note 7). In addition, the Company rents certain furniture and fixtures from TFT, primarily related to its corporate headquarters. The Company incurred rent expense of approximately $1.2 million, $1.4 million and $1.6 million in the year ended December 31, 1996, the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively.

                              TIBCO SOFTWARE INC.

5. RELATED PARTY TRANSACTIONS--(Continued)


  Intercompany Deposits. From July 1997, the Company participated in Reuters cash management program, investing surplus funds with Reuters Group Treasury Department. These deposits earn interest at one-month dollar London inter bank offered rate ("LIBOR"). The Company recorded interest income on these deposits of approximately $0.3 million and $1.1 million in the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively.

  Line of Credit. In January 1997, TIBCO Software entered into a credit facility with Reuters. Under the line of credit, the Company may borrow up to $10 million. The line of credit expired on December 31, 1998 and was secured by Company assets. Interest accrued at a rate of prime plus 1% per annum. As of November 30, 1998, the Company had no principal amounts outstanding.

6. INCOME TAXES

  No provision for income taxes was recorded due to the net losses incurred to date. The provision for income taxes was at rates other than the U.S. Federal statutory tax rate for the following reasons:

                                                          1996    1997    1998
                                                         ------- ------- -------
   U.S. Federal statutory rate.......................... (34.0)% (34.0)% (34.0)%
   State taxes..........................................  (5.6)   (5.9)   (5.4)
   R&D credits..........................................  (3.4)   (5.8)   (3.9)
   Change in valuation allowance........................  41.7    48.1    44.1
   Other................................................   1.3    (2.4)   (0.8)
                                                         ------- ------- -------
   Income tax provision.................................   0.0 %   0.0 %   0.0 %
                                                         ======= ======= =======

  The components of the Company's net deferred tax assets are as follows (in thousands):

                                                               1997      1998
                                                              -------  --------
   Net operating loss carryforward........................... $   --   $  3,430
   Stock option compensation.................................   2,338     4,424
   Reserves and accruals.....................................   1,827     1,445
   Credit carryforwards......................................     168       759
   Depreciation and amortization.............................     545       694
   Other.....................................................     203        (9)
                                                              -------  --------
                                                                5,081    10,743
   Valuation allowance.......................................  (5,081)  (10,743)
                                                              -------  --------
   Net deferred tax assets................................... $   --   $    --
                                                              =======  ========

  Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized; and accordingly, a full valuation allowance has been recorded.

  At November 30, 1998, the Company had the following carryforwards available to reduce future taxable income and income taxes (in thousands):

                                                                 Federal State
                                                                 ------- ------
   Net operating loss carryforwards............................. $8,766  $9,279
   Credit carryforwards.........................................    481     278

                              TIBCO SOFTWARE INC.

6. INCOME TAXES--(Continued)


  The federal and state net operating loss carryforwards are available through 2018 and 2005, respectively, and the research and development credits are available through 2013. For federal and state tax purposes, the Company's net operating loss and research and development credit carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur, as defined by federal and state tax laws.

7. COMMITMENTS

  The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through August 2003. The Company also rents certain furniture and fixtures and sub-leases office space from TFT at various locations including its corporate headquarters in Palo Alto, California (Note 5). Rental expense was approximately $1.2 million, $1.7 million and $2.2 million for the year ended December 31, 1996, the eleven months ended November 30, 1997 and the year ended November 30, 1998, respectively. Future minimum lease payments under non-cancelable operating leases, including lease commitments entered into subsequent to November 30, 1998, are as follows (in thousands):

   Year ending November 30,
   ------------------------
     1999................................................................ $  407
     2000................................................................    272
     2001................................................................    203
     2002................................................................    193
     2003................................................................     83
     Thereafter..........................................................    --
                                                                          ------
                                                                          $1,158
                                                                          ======

  TIBCO Software expects TFT to vacate its portion of the shared corporate headquarters in May 1999. In such an event, TIBCO Software intends to assume the lease agreement, which expires in June of 2006. This assumption would result in additional aggregate lease commitments of approximately $10.0 million.

8. STOCKHOLDERS' EQUITY

  As of November 30, 1998, the Company's Articles of Incorporation authorized the Company to issue 150.0 million shares of Preferred Stock at $0.001 par value and 200.0 million shares of Common Stock at $0.001 par value. From said authorization of Preferred Stock, 40.0 million, 11.0 million and 6.0 million shares were designated as Series A, Series B and Series C Preferred Stock, respectively, at $0.001 par value.

 Preferred Stock

  Effective as of January 1, 1997, the Company's initial capital structure was established by issuing 40.0 million shares of Series A Convertible Preferred Stock ("Series A") and 38.0 million shares of Common Stock to Reuters in exchange for $10.0 million and the transfer of certain assets and liabilities assumed. In connection with its formation, the Company signed a perpetual, non-exclusive license agreement for certain technology with Reuters and paid $10.0 million as consideration (Note 5). This payment was treated as a return of capital in the accompanying Statement of Stockholders' Equity.

                              TIBCO SOFTWARE INC.

8. STOCKHOLDERS' EQUITY--(Continued)


  In May 1997, the Company issued approximately 8.7 million shares of Series B Convertible Preferred Stock ("Series B") at $1.80 per share for net proceeds of approximately $15.7 million. In December 1997, the Company issued approximately
5.7 million shares of Series C Convertible Preferred Stock ("Series C") at $1.93 per share for net proceeds of approximately $11.0 million.

  The holders of the outstanding Preferred Stock have various rights and preferences as follows:

 Voting

  Each share of Preferred Stock has voting rights equal to the number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

 Dividends

  The holders of Series A, Series B and Series C are entitled to receive non-cumulative dividends at the per share annual rate of $0.024, $0.108 and $0.118, respectively, when and as declared by the board of directors. The holders of Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the board of directors, based on the number of shares of Common Stock held on an as converted basis. No dividends on Preferred Stock or Common Stock have been declared by the board from inception through November 30, 1998.

 Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Preferred Stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A, Series B and Series C are entitled to receive an amount of $0.50, $1.80 and $1.93 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. If the Company's legally available assets are insufficient to satisfy the liquidation preferences, then the funds will be distributed ratably among the holders of Preferred Stock.

 Conversion

  Each share of Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of Common Stock at a per share price of at least $2.00 per share, (2) at least 15% of the capital stock of the Company (on a fully diluted as converted to common stock post-offering basis) is issued and/or sold in the offering, (3) a merger, sale of substantially all of the assets or other transactions which result in a change in control or (4) the consent of the majority of Preferred Stock holders.

 Covenants

  As long as at least 42.75 million shares of Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Preferred Stock in order to alter the articles of incorporation as related to Preferred Stock, change the authorized number of shares of Preferred

                              TIBCO SOFTWARE INC.

8. STOCKHOLDERS' EQUITY--(Continued)

Stock, repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than Preferred Stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

 Common Stock

  The Company's Articles of Incorporation, as amended, authorize the Company to issue 200.0 million shares of $0.001 par value Common Stock. A portion of the shares issued are subject to a right of repurchase by the Company subject to vesting, which is generally over a five year period from the grant date or employee hire date, as applicable, until vesting is complete. Shares are subject to repurchase at the original exercise price. At November 30, 1998, there were approximately 3.6 million shares of Common Stock subject to repurchase.

 Stock Option Plans

  In 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the 1996 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options may be granted to Company employees and consultants. The Company has reserved 25.5 million shares of Common Stock for issuance under the 1996 Plan. In July 1998, the stockholders of the Company amended the 1996 Plan, to permit an annual replenishment of the Company's Common Stock reserved for grant under the 1996 Plan equal to 5% of the Company's outstanding capital stock. Options under the 1996 Plan may be granted for terms not to exceed ten years and at strike prices no less than the fair value of Common Stock on the date of grant as determined by the Board of Directors. Options are exercisable immediately upon grant and generally vest over five years. Shares of Common Stock issued upon the exercise of options are subject to repurchase until vested.

  In February 1998, the Company adopted the 1998 Director Option Plan (the "Director Plan") and reserved 1.0 million shares of Common Stock for issuance under the Director Plan. The Director Plan provides for an automatic initial grant of 100,000 shares to members of the Board who are not employees of the Company or Reuters ("External Directors"). Any External Director with over one year of consecutive service prior to the effective date of the Director Plan received an initial grant of 140,000 shares. At any subsequent annual re-election, each External Director shall be granted an option to purchase 40,000 additional shares. Options are granted at an exercise price not less than the fair market value of the stock on the date of grant, have a term not to exceed ten years and become exercisable over a three year period with a third of the shares vesting annually.

  In October 1998, the Company adopted the 1998 Advisory Council Option Sub-plan (the "Advisory Plan") as a sub-plan to the 1996 Plan for the purpose of attracting and retaining the best available personnel for service on an information technology advisory council. The Advisory Plan provides for an initial grant of 10,000 shares to each advisory council member (20,000 shares to the chairman). Options are granted at an exercise price not less than fair market value of the Common Stock on the date of grant, have a term not to exceed ten years and become exercisable over a two year period with half of the shares vesting annually.

                              TIBCO SOFTWARE INC.

8. STOCKHOLDERS' EQUITY--(Continued)

  For grants under the Advisory Plan and other options granted to consultants, the Company estimates the initial fair value of the options on the date of grant using the Black-Scholes option pricing model. The resulting compensation expense is amortized using the multiple option method over the vesting period. The value of the options will be remeasured at each subsequent reporting date until each option has vested. In the event such remeasurement results in increases or decreases in fair value, such increases or decreases will be recognized over the remaining term.

  The activity under the 1996 Plan, the Director Plan and Advisory Plan is summarized as follows (in thousands, except per share data):

                           Eleven Months
                               Ended           Year Ended
                            November 30,      November 30,    Three Months Ended
                                1997              1998        February 28, 1999
                          ----------------- ----------------- ---------------------
                                   Weighted          Weighted             Weighted
                                   Average           Average               Average
                                   Exercise          Exercise             Exercise
                          Options   Price   Options   Price   Options       Price
                          -------  -------- -------  -------- ---------   ---------
                                                                 (unaudited)
Outstanding at beginning
 of period..............     --     $ --    13,784    $0.30      18,171    $   0.59
Granted.................  17,544     0.30    8,747     0.96       4,334        2.85
Exercised...............  (3,337)    0.30   (3,665)    0.41      (1,330)       0.57
Canceled................    (423)    0.30     (695)    0.41         (99)       0.60
                          ------            ------            ---------
Outstanding at end of
 period.................  13,784     0.30   18,171     0.59      21,076        1.06
                          ======            ======            =========
Options vested at end of
 period.................   2,056             7,120                8,033
                          ======            ======            =========

  The following table summarizes information about stock options outstanding at November 30, 1998 (in thousands, except per share data):

                                                  Options Outstanding and
                                                        Exercisable
                                              --------------------------------
                                                           Weighted
                                                            Average   Weighted
                                               Number of   Remaining  Average
                                                Options   Contractual Exercise
   Range of exercise prices                   Outstanding    Life      Price
   ------------------------                   ----------- ----------- --------
   $0.30.....................................   10,762     8.1 years   $0.30
    0.50.....................................    3,212     9.4 years    0.50
    1.30.....................................    3,229     9.6 years    1.30
    1.75.....................................      968     9.7 years    1.75
                                                ------     ---------   -----
   $0.30-$1.75...............................   18,171     8.7 years    0.59
                                                ======     =========   =====

 Unearned stock-based compensation

  In connection with certain stock option grants to employees and External Directors, the Company recognized approximately $9.4 million, $7.2 million and $0.4 million (unaudited) of unearned stock compensation for the excess of the deemed fair market value over the exercise price at the date of grant for the eleven months ended November 30, 1997, for the year ended November 30, 1998 and for the three months ended February 28, 1999, respectively. The compensation expense is being recognized, using the multiple option method, over the option vesting period of generally five years.

                              TIBCO SOFTWARE INC.

8. STOCKHOLDERS' EQUITY--(Continued)


 Reserved for Future Issuance

  At November 30, 1998, the Company had reserved the following shares of authorized but unissued Common Stock for future issuance (in thousands):

   Preferred Stock...................................................... 54,453
   1996 and Advisory Plans.............................................. 18,498
   Director Plan........................................................  1,000
                                                                         ------
                                                                         73,951
                                                                         ======

 Pro Forma Information

  This information is required to illustrate the financial results of operations as if the Company accounted for its grants of employee stock options under the fair value method of SFAS No. 123. The fair value of the Company's options granted was estimated at the date of grant using a Black-Scholes option pricing model. The Company calculated the minimum value of each option grant on the date of grant with the following assumptions:

                                                                   Three Months
                                        Eleven Months                  Ended
                                            Ended      Year Ended  February 28,
                                        November 30,  November 30, -------------
                                            1997          1998      1998   1999
                                        ------------- ------------ ------ ------
                                                                    (unaudited)
   Risk free interest rates............      4.7%         4.7%      4.7%   4.7%
   Expected lives (in years)...........      3.0          3.0        3.0    3.0
   Dividend yield......................      0.0%         0.0%       0.0%   0.0%
   Expected volatility.................      0.0%         0.0%       0.0%   0.0%

  For purposes of pro forma disclosures, the estimated minimum value of the options is amortized over the options' vesting period. The compensation cost associated with the Company's stock-based compensation plans, determined using the minimum value method prescribed by SFAS No. 123, did not result in a material difference for the reported net loss for all periods presented.

9. OPERATIONS BY GEOGRAPHIC AREA

  The Company operates primarily in one industry segment: the development and marketing of a suite of software products that enables businesses to link internal operations, business partners and customer channels through the real-time distribution of information. Revenue by geographic area is as follows (in thousands):

                                                      Eleven Months
                                          Year Ended      Ended      Year Ended
                                         December 31, November 30,  November 30,
                                             1996         1997          1998
                                         ------------ ------------- ------------
Domestic................................   $25,027       $28,949      $32,698
Export Revenue:
  Europe................................     3,472         4,558       13,885
  Pacific Rim...........................     1,816         1,767        6,174
                                           -------       -------      -------
    Total revenue.......................   $30,315       $35,274      $52,757
                                           =======       =======      =======

                                  UNDERWRITING

  TIBCO Software and the underwriters for the offering (the "underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated are the representatives of the underwriters.

                                                                       Number of
   Underwriters                                                          Shares
   ------------                                                        ---------
   Goldman, Sachs & Co. ..............................................
   Bear, Stearns & Co. Inc............................................
   BT Alex. Brown Incorporated........................................
                                                                       ---------
     Total............................................................
                                                                       =========

                               ----------------
  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from TIBCO Software to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by TIBCO Software. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option
to purchase        additional shares.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share............................................. $           $
Total................................................. $           $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $      per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $       per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

  Each of TIBCO Software, Cisco, Mayfield, Reuters and its affiliates, TIBCO Software's directors and officers and directors and executive officers of TFT, has agreed that, without the prior written consent of the representatives of the underwriters, during the period ending 180 days after the date of this prospectus, it will not directly or indirectly offer, sell, contract to sell or otherwise dispose of, any shares of common stock or any securities substantially similar to TIBCO Software's common stock, including but not limited to any securities convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities. This agreement does not apply to any existing employee benefit plans or the issuance by Reuters of TFT Rights or the issuance by Reuters of shares of TIBCO Software's common stock upon the exercise of such rights. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

  Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated between TIBCO Software and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be TIBCO Software's historical performance, estimates of the business potential and earnings prospects of TIBCO Software, an assessment of TIBCO Software's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The common stock is expected to be quoted on the Nasdaq National Market under the symbol "TIBX".

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares then they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  Sales of shares of common stock made outside of the United States will be effected through selling agents of the underwriters. No shares of common stock offered hereby have been registered for the purpose of sales outside the United States, as any such sales will be made in reliance on Regulation S under the Securities Act of 1933.

  Each underwriter has also agreed that: (i) it has not offered or sold and prior to the date six months after the date of issue of the shares of common stock will not offer or sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;
(ii) it has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

  Buyers of shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

  At TIBCO Software's request, the underwriters have reserved up to     shares
of common stock for sale, at the initial public offering price, to its directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  TIBCO Software estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $       .

  TIBCO Software has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

  [Set forth below is the registrant's logo, an introductory paragraph and the logos of several users of the registrant's products, as follows:

                                     [LOGO]

TIBCO Software is a leading provider of software solutions that enable businesses to integrate internal operations, business partners and customer channels in real-time. Our products are currently in use by over 300 companies in such industries as telecommunications, high-tech manufacturing, energy, financial services, the Internet and certain other industries. The following is a partial list of users of TIBCO Software products:

3Com                                    Intel
Bank of Tokyo                           Intuit
Bechtel                                 Lucent Technologies
Cedel Global Services                   Mobil
Chevron                                 Morgan Stanley
Compaq                                  Motorola
Dalkia                                  The Nasdaq Stock Market
DG Bank                                 NEC Electronics
E*TRADE                                 Nomura
Ericsson                                Pacific Power
Fidelity                                PageNet
Goldman Sachs                           Philips Medical
Glaxo Wellcome                          Telia
Hyundai                                 Yahoo!]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or any other person is authorized to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Company Background.......................................................  13
Certain Information......................................................  13
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial Data..................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  30
Management...............................................................  43
Relationship with Reuters and Certain Transactions.......................  53
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  64
Legal Matters............................................................  65
Experts..................................................................  65
Additional Information...................................................  66
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

                               ----------------

  Through and including      , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         Shares

                              TIBCO Software Inc.


                                 Common Stock

                               ----------------


                                    [Logo]
                  [LOGO OF TIBCO SOFTWARE INC. APPEARS HERE]

                               ----------------

                             Goldman, Sachs & Co.

                           Bear, Stearns & Co. Inc.

                                BT Alex. Brown

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                    Amount To
                                                                     Be Paid
                                                                   ------------
   SEC registration fee........................................... $     16,680
   NASD filing fee Nasdaq National Market listing fee.............        7,500
   Printing and engraving expenses................................            *
   Legal fees and expenses........................................            *
   Accounting fees and expenses...................................            *
   Blue Sky qualification fees and expenses.......................            *
   Transfer agent and registrar fees..............................            *
   Miscellaneous fees.............................................            *
                                                                   ------------
     Total........................................................ $          *
                                                                   ============

--------
* To be supplied by amendment

Item 14. Indemnification of Directors and Officers

  Article     of the Registrant's Certificate of Incorporation (Exhibit 3.1
hereto) and Article     of the Registrant's Bylaws (Exhibit 3.2 hereto) provide
for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers
and directors. Reference is also made to Section     of the Underwriting
Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  From the Registrant's inception through February 28, 1999, the Registrant has had issued and sold the following securities:

  (a) On December 31, 1996, we issued and sold 38,000,000 shares of our common stock and 40,000,000 shares of our Series A preferred stock to Reuters Nederland B.V. in connection with the establishment by Reuters of TIBCO Software Inc. as a separate entity from TIBCO Inc. The consideration for the issuance of the shares consisted of $10,000,000 plus the book value of the assets transferred to us less the book value of the assumed liabilities.

  (b) On May 9, 1997, we issued and sold 8,730,000 shares of our Series B preferred stock to Cisco Systems, Inc. for a purchase price of approximately $15,714,000.

  (c) On December 31, 1997, we issued and sold 5,722,632 shares of Series C preferred stock to entities affiliated with Mayfield Fund LLP for a purchase price of approximately $11,045,000.

  (d) As of March 31, 1999, an aggregate of 8,032,282 shares of common stock had been issued upon exercise of options under our Stock Option Plan.

  The issuances of the securities described in (a), (b) and (c) above were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of such Act as transactions by an issuer not involving any public offering. The issuances of the securities described in (d) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions by an issuer in compensatory circumstances. All of the securities were acquired by the recipients for investment and with no view toward the resale or distribution thereof. In each instance, the recipients were sophisticated investors or employees of ours, the offer and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit
 Number  Description
 ------- -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Certificate of Incorporation of Registrant.
  3.2*   Bylaws of Registrant.
  4.1*   Form of Registrant's Common Stock certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
         regarding legality of the securities being issued.
 10.1*   Form of Indemnification Agreement.
 10.2*   Form of First Amended and Restated License, Maintenance and
         Distribution Agreement, among Reuters Limited , TIBCO Finance
         Technology, Inc. and Registrant.
 10.3*   Form of Third Amended and Restated Stockholders Agreement, among
         Reuters Nederland B.V., Reuters Limited, Cisco Systems, Inc., Mayfield
         IX, Mayfield Associates Fund III, Vivek Ranadive and Registrant.
 10.4*   1996 Stock Option Plan.
 10.5*   1998 Director Option Plan.
 10.6*   Form of Assignment and Assumption of Lease Agreement, between TIBCO
         Finance Technology, Inc. and Registrant.
 10.7*   Form of Employment Agreement between Registrant and Vivek Y. Ranadive.
 10.8*   Form of Employment Agreement between Registrant and Robert P.
         Stefanski.
 10.9*   Form of Employment Agreement between Registrant and Paul G. Hansen.
 10.10*  Form of Employment Agreement between Registrant and Richard M. Tavan.
 10.11*  Form of Master Services Agreement among Registrant, TIBCO Finance
         Technology, Inc. and Reuters.
 21.1*   List of subsidiaries.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants (see
         page II-6).
 24.1    Power of Attorney (included on page II-4).
 27.1    Financial Data Schedule.

--------
* To be filed by amendment

(b) Financial Statement Schedules

  Included in Notes to Financial Statements.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has had duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California on this 11th day of May, 1999.

                                          TIBCO SOFTWARE INC.

                                                 /s/ Vivek Y. Ranadive
                                          By: _________________________________
                                                     Vivek Y. Ranadive
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Vivek Ranadive and Paul G. Hansen, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                   Date
             ---------                           -----                   ----

     /s/ Vivek Y. Ranadive           President, Chief Executive      May 11, 1999
____________________________________  Officer and Chairman of the
         Vivek Y. Ranadive            Board (Principal Executive
                                      Officer)

       /s/ Paul G. Hansen            Executive Vice President,       May 11, 1999
____________________________________  Finance and Chief Financial
           Paul G. Hansen             Officer (Principal
                                      Financial Officer)

      /s/ Ginger M. Kelly            Corporate Controller and        May 11, 1999
____________________________________  Chief Accounting Officer
          Ginger M. Kelly             (Principal Accounting
                                      Officer)

       /s/ Yogen K. Dalal            Director                        May 11, 1999
____________________________________
           Yogen K. Dalal

      /s/ Edward R. Kozel            Director                        May 11, 1999
____________________________________
          Edward R. Kozel

             Signature                           Title                   Date
             ---------                           -----                   ----

     /s/ Donald J. Listwin           Director                        May 11, 1999
____________________________________
         Donald J. Listwin

      /s/ Larry W. Sonsini           Director                        May 11, 1999
____________________________________
          Larry W. Sonsini

        /s/ David G. Ure             Director                        May 11, 1999
____________________________________
            David G. Ure
        /s/ Philip Wood              Director                        May 11, 1999
____________________________________
            Philip Wood

                                                                   Exhibit 23. 2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 23, 1999, relating to the financial statements of TIBCO Software Inc., which appears in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 11, 1999

                                 EXHIBITS INDEX

 Exhibit
 Number  Description
 ------- -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Certificate of Incorporation of Registrant.
  3.2*   Bylaws of Registrant.
  4.1*   Form of Registrant's Common Stock certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
         regarding legality of the securities being issued.
 10.1*   Form of Indemnification Agreement.
 10.2*   Form of First Amended and Restated License, Maintenance and
         Distribution Agreement, among Reuters Limited , TIBCO Finance
         Technology, Inc. and Registrant.
 10.3*   Form of Third Amended and Restated Stockholders Agreement, among
         Reuters Nederland B.V., Reuters Limited, Cisco Systems, Inc., Mayfield
         IX, Mayfield Associates Fund III, Vivek Ranadive and Registrant.
 10.4*   1996 Stock Option Plan.
 10.5*   1998 Director Option Plan.
 10.6*   Form of Assignment and Assumption of Lease Agreement, between TIBCO
         Finance Technology, Inc. and Registrant.
 10.7*   Form of Employment Agreement between Registrant and Vivek Y. Ranadive.
 10.8*   Form of Employment Agreement between Registrant and Robert P.
         Stefanski.
 10.9*   Form of Employment Agreement between Registrant and Paul G. Hansen.
 10.10*  Form of Employment Agreement between Registrant and Richard M. Tavan.
 10.11*  Form of Master Services Agreement among Registrant, TIBCO Finance
         Technology, Inc. and Reuters.
 21.1*   List of subsidiaries.
 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants (see
         page II-6).
 24.1    Power of Attorney (included on page II-4).
 27.1    Financial Data Schedule.

--------
* To be filed by amendment